LATHAM & WATKINS LLP
Michele D. Johnson (Bar No. 198298)
Jordan D. Cook (Bar No. 293394)
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626-1925
T: (714) 540-1235 / F: (714) 755-8290
michele.johnson@lw.com
jordan.cook@lw.com

Colleen C. Smith (Bar No. 231216)
12670 High Bluff Drive
San Diego, California 92130
T: (858) 523-5400 / F: (858) 523-5450
colleen.smith@lw.com

Attorneys for Plaintiff Masimo Corporation

[Additional Counsel Listed on Signature Page]

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

MASIMO CORPORATION, Plaintiff, v. POLITAN CAPITAL MANAGEMENT LP, POLITAN CAPITAL MANAGEMENT GP LLC, POLITAN CAPITAL PARTNERS GP LLC, POLITAN CAPITAL NY LLC, POLITAN INTERMEDIATE LTD., POLITAN CAPITAL PARTNERS MASTER FUND LP, POLITAN CAPITAL PARTNERS LP, POLITAN CAPITAL OFFSHORE PARTNERS LP, QUENTIN KOFFEY, MICHELLE BRENNAN, MATTHEW HALL, AARON KAPITO, Defendants.	CASE NO. 8:24-CV-1568-JVS-JDE **AMENDED COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS, BREACHES OF FIDUCIARY DUTY, AND BREACH OF CONTRACT** **<u>DEMAND FOR JURY TRIAL</u>** **REDACTED VERSION OF DOCUMENT PROPOSED TO BE FILED UNDER SEAL**

TABLE OF CONTENTS

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Plaintiff Masimo Corporation ("Masimo" or the "Company") brings this complaint against Defendants Politan Capital Management LP ("Politan"), Politan Capital Management GP LLC, Politan Capital Partners GP LLC, Politan Capital NY LLC, Politan Intermediate Ltd., Politan Capital Partners Master Fund LP, Politan Capital Partners LP, Politan Capital Offshore Partners LP (collectively, the "Politan Funds"), Quentin Koffey and Michelle Brennan (the "Politan Directors"), Matthew Hall, and Aaron Kapito (together, "Defendants").

I. NATURE OF THE CASE

1. This case arises out of a battle for control of Southern California-based, multi-billion-dollar health technology company Masimo. On one side is Masimo and its management, led by the Company's inspirational founder, Chairman, and CEO, Joe Kiani. On the other side is Politan, a New York hedge fund led by Quentin Koffey, its avaricious founder and activist investor, who has been "waging war" for the last two years against Masimo in an attempt to improperly gain control of the Company through lies and deceit.

2. Koffey is desperate to take control of Masimo at any cost, for personal gain and to the ultimate detriment of the Company and long-term stockholder value—using lies, misrepresentations, mischaracterizations, and deceit, as well as misusing confidential Company information he gained from inside the Masimo boardroom itself and contacting former employees to dig up dirt on the Company. And it appears to be working. On July 11 and 15, 2024 the proxy advisory firms Glass Lewis and ISS advised Masimo stockholders to vote their proxies for the Politan Nominees, citing Defendants' lies as the truth. Voting has already begun.

3. What Masimo has learned about Koffey's lies in the limited discovery over the last month has been shocking. Not only did discovery confirm that Politan has made dozens of false and misleading statements in its quest to take control of the Company, but it also revealed that Politan has been contacting former Masimo employees to dig up dirt on the Company—even after Koffey

joined the Board—and that Politan purchased its stake in Masimo using funds from investors that were solicited for the singular purpose of acquiring Masimo stock and running two consecutive proxy solicitations.

4. In less than four weeks, Masimo stockholders will face the monumental decision of keeping Masimo's board independent, or allowing Politan and Koffey to take full control of the Board with only 9% ownership of Masimo.

5. Mr. Kiani founded Masimo in his Orange County garage in 1989. Since then, Masimo has grown from a start-up into a leading health technology and consumer electronics company that employs nearly 8,000 people in California and around the world and generates $2 billion in revenues per year. Masimo manufactures life-saving patient monitoring devices and technologies, including non-invasive sensors, patient management tools, and telehealth platforms. It is most famous for its revolutionary, life-saving pulse oximetry monitoring technology. Since going public in 2007, Masimo has year after year delivered an average annual revenue growth rate of 12%, which is more than double the market growth rate.

6. Koffey started Politan three years ago in New York. Koffey has never held a senior management position at any medical or consumer technology company (or any public company), has no prior investment experience in the medical device industry, and had no public company board experience before joining Masimo's Board in 2023. Koffey and Politan have launched proxy contests against Centene Corporation and Azenta Life Sciences, both of which have since underperformed.

7. On February 15, 2022, Koffey set his sights on Masimo. Koffey believed Masimo's stock price was temporarily depressed following the Company's announcement that it planned to acquire a consumer electronics company Sound United. Just three days later, Politan engaged AlphaSights—a company that claims to provide "frictionless access" to confidential "expert

insights" on companies—and began gathering intelligence on Masimo's corporate governance, operations, finances, and strategies. Over the next several months, AlphaSights identified ten former Masimo employees for Koffey and others at Politan to speak with about Masimo. During these paid-for conversations, Politan sought information on a number of topics, including their views of the impact on Masimo "*[i]f Kiani left.*" Politan also solicited and obtained funds from investors for the specific purpose of acquiring Masimo shares, using a marketing deck that outlined a "Clear Path to Board Seats" at the Company. Politan surreptitiously acquired a stake of 8.4% of the Company through swaps and derivative instruments to avoid SEC reporting requirements. Between at least May 17, 2022 and November 14, 2022, Politan did not purchase stock in any other company. After finally revealing it had acquired $750 million worth of Masimo stock on August 16, 2022, Koffey demanded representation on Masimo's Board of Directors (the "Board").

8. Masimo was rightfully concerned about acquiescing to Koffey's demands for these Board seats, given that Koffey (i) refused to disclose his intentions and backers and (ii) has a demonstrated record of value destruction at the companies he targets. Koffey and Politan have launched successful proxy contests against Centene Corporation and Azenta Life Sciences, both of which have underperformed the S&P 500 since Koffey came onto the scene. When Masimo refused to gift Board seats to Koffey, he vowed to "wage war" on Masimo and Mr. Kiani.

9. In 2023, Politan nominated Koffey and Defendant Michelle Brennan to serve on Masimo's Board. Masimo's Board then had six directors, serving three-year terms. Only two directors were up for reelection that year. Koffey represented both publicly to Masimo's stockholders and privately to Masimo that he had no intention of trying to take control of Masimo and claimed that he wanted

to work with Mr. Kiani. Indeed, pushing out Mr. Kiani, the driving force behind Masimo's success since its inception, would have been catastrophic.

10. Koffey and Brennan stood for election based on these and other falsehoods, and under the auspices of a minority voice in the boardroom were elected. In this way, Koffey and Politan took control of two out of Masimo's six board seats. And while Koffey represented to Masimo and its stockholders that he would stop there, he did not.

11. Mr. Kiani and the other members of the Board took Koffey at his word that he would work in the best interests of Masimo and its stockholders, and not for his own personal interests. So Mr. Kiani, the other directors, and the Masimo management team welcomed Koffey and Brennan to the Board. They provided Koffey and Brennan with extensive information through a weeks'-long onboarding process.

12. Little did Mr. Kiani and the others know, Koffey and Brennan had no intention of fulfilling their duties as directors. Despite the Masimo management team's efforts to bring the new directors up to speed and engage them in Board discussions and decisions, it quickly became clear that they had no intention of working toward maximizing value for stockholders or participating meaningfully in corporate governance at all.

13. Since being elected, neither Koffey nor Brennan has ever proposed a *single* concrete step (let alone a plan) to maximize long-term stockholder value. Instead, Koffey and Brennan embarked on a value-wrecking campaign to take over Masimo in 2024 without paying a control premium to all of Masimo's stockholders. Accordingly, they purposefully buried their heads in the sand, refused to educate themselves on Masimo's financial information, refused to engage with Masimo's outside auditors, refused to approve and sign Masimo's periodic filings with the Securities and Exchange Commission ("SEC"), and falsely claimed that they had not been provided with important financial

information—all in an effort to undermine the Company's credibility with investors and at the risk of jeopardizing timely SEC filings which (if successful) would have led to a stock price drop and a significant loss of stockholder value.

14. That was not enough. On a phone call, Koffey proposed to Mr. Kiani spinning off Masimo's consumer products business (the "Consumer Products Business"). The two then met for a private dinner in New York to discuss the spin off, after which Koffey sent Mr. Kiani a term sheet for the proposed deal. In February 2024, the Board set up an independent committee to oversee the proposed spin-off—which Koffey would chair. Koffey proceeded to undermine the spin-off process by intentionally withholding information from other committee members and demanding new terms that made the spin-off untenable. Koffey successfully tanked the deal and has blamed Mr. Kiani for the entire process, based on falsehoods.

15. While the spin-off process was dying thanks to Koffey's efforts, Masimo's management received an offer from a third-party (the "Potential Joint Venture Partner") to buy the majority of the consumer business (the "Potential Joint Venture"). Together, Masimo's management and non-Politan Board members decided to move forward with plans to separate the consumer business from Masimo's legacy healthcare business. Masimo announced this plan to the market on Friday, March 22, 2024, and the stock price spiked 14% in after-hours trading on the news. This stock price increase ran counter to Koffey's efforts to gain control of Masimo. The separation proposal was highly favorable for both Masimo and its stockholders. It would have given Masimo the ability to sell 70-85% of its Consumer Product Business at an attractive price, while paying down debt and providing stockholders with some residual ownership in the consumer business. But a successful joint venture would undermine Koffey's efforts to take control of the Company, so he refused to support the Potential Joint Venture and demanded to delay any decision on the Potential Joint Venture until after the

annual stockholder meeting and election. Koffey once again sabotaged Masimo's share price gains by announcing—*on the very next business day*—that he would nominate two so-called "independent" candidates for Masimo's Board and disparaging Mr. Kiani and the rest of the Board. Koffey also claimed—without basis—that any separation of its Consumer Products Business done by Masimo's management and the non-Politan Board members would be fraught with self-dealings and would damage Masimo.

16. Koffey and Politan likewise concealed that they had paid former employees to dig up dirt on the Company's performance—including former employees cited as confidential sources in the class action and derivative complaints against Masimo. Neither Koffey nor Politan ever disclosed that while Koffey served on the Board, he was soliciting information to help his proxy contest (and, in turn, lawsuits against the Board).

17. Now, Koffey and Politan look to complete their overthrow attempt by launching their second proxy contest in as many years, this time seeking full control over Masimo, without regard to the harm to stockholders. Koffey and Politan have gone so far as to directly contact disgruntled Masimo former employees, who later became "confidential witnesses" in complaints filed against Masimo by several firms—all the while with full inside knowledge of Masimo's confidential information given Koffey's position on the Board—thereby jeopardizing Masimo's position in this and related litigation in a blatant breach of his fiduciary obligations to Masimo and its stockholders.

18. If successful, Koffey will have realized his goal of taking control of Masimo: his hedge fund will have appointed four of the six directors, and Koffey will thus be able to direct Masimo as he pleases without the payment of a control premium to the stockholders. Politan's claims that it did not seek to control Masimo have been exposed as lies. Indeed, Politan had every intention of doing so as early as June 2022. If Koffey succeeds in taking control based on these and the

many other lies outlined herein, he will be empowered to dismantle Masimo in any form or fashion he wishes.

19. Defendants' lies and half-truths violate Section 14(a) and Rules 14a-3 and 14a-9 of the Securities Exchange Act of 1934 (the "Exchange Act"). The Politan Proxy Materials, as defined *infra* at Section IV.H, contain a litany of actionable false and misleading statements and omissions including with respect to:

- Concealing Politan's secret communication with at least one former employee who became a confidential witness for plaintiffs' counsel bringing proceedings *against* Masimo's Board;
- Failing to provide the required disclosure about the participants in Politan's proxy solicitations, including those investors that provided funds to Politan for the purpose of acquiring Masimo shares, taking control of the Company, and conducting two consecutive contested proxy solicitations;
- Misrepresenting the proposed spin-off of the Consumer Products Business and the special committee overseeing that potential transaction;
- Misrepresenting the Potential Joint Venture, including false claims that the Potential Joint Venture would personally benefit Mr. Kiani;
- Mischaracterizing the information Masimo and its management provided the Politan Directors during their tenure on the Board, including how that information relates to the Politan Directors' refusal to approve and sign any of Masimo's quarterly or annual reports since joining the Board; and
- Misstating the Board's grant of authority to management in connection with a potential sale of the Company.

20. Politan's failure to accurately disclose investor information in its Schedule 13D filings further violates Section 13(d) and Rules 13d-1 and 13d-101 thereunder, which require any person acquiring beneficial ownership of more than 5% of a class to file certain information required by Schedule 13D. In particular, Politan has failed to furnish material information required by Items 3, 4, and 6.

21. Defendants' actions violate Article I of Masimo's Fifth Amended and Restated Bylaws, dated as of February 5, 2023 (the "Bylaws"), which requires that nominees make all disclosures required by Section 14(a).

22. Koffey and Brennan have violated their fiduciary duties, including their duty of loyalty and care by, among other things:

- Consciously disregarding and refusing to perform their duties as directors;
- Issuing false and misleading proxy materials;
- Sabotaging the very spin-off deal Koffey proposed for Masimo's Consumer Products Business; and
- Interfering with the potentially value-maximizing joint venture by refusing to consider or support the Potential Joint Venture until after the annual meeting, presumably to prevent Masimo from negotiating a favorable deal that might harm the Politan election changes.

23. In addition, Koffey has also violated his fiduciary duties, including his duty of loyalty and care by, among other things:

- Allowing Politan to communicate with Masimo employees that later became confidential witnesses in litigation against Masimo's board; and
- Using Masimo's confidential information they learned as Board members to serve their own personal interests in the proxy contest.

24. Masimo now has no choice but to seek the Court's intervention to set the record straight and prevent irreparable harm to the Company and its

stockholders. Without immediate intervention, Koffey will take control of Masimo through lies and deceit, only to destroy the value that Mr. Kiani and others have spent decades building for the benefit of all stockholders.

25. Plaintiff seeks the following relief: (1) an order declaring that the Politan Proxy Materials on Schedule 14A and all amendments violate Section 14(a) of the Securities Exchange Act, and Rules 14a-3, 14a-9, 14a-12, and 14a-101; (2) an order declaring that Politan's Schedule 13D and the amendments thereto violate Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, including Rules 13d-1 and 13d-101; (3) an order declaring the Amended Nomination Notice (defined below) does not comply with Masimo's Bylaws; (4) an order enjoining Defendants from voting any proxies received by means of the misleading Politan Proxy Materials; (5) an order invalidating any proxies Defendants or other persons acting in concert with them obtained pursuant to the misleading Politan Proxy Materials; and (6) an order requiring Defendants to correct their material misstatements and omissions, and to furnish accurate disclosures required by law before the annual stockholder meeting.

26. Masimo further seeks relief against Koffey and Brennan for violating their fiduciary duties under Delaware law. When they were elected to Masimo's Board, Koffey and Brennan assumed a fiduciary duty to serve Masimo and *all* of Masimo's stockholders—not just Politan. Instead, they have cast aside their fiduciary obligation in their single-minded pursuit of control of Masimo. Koffey's sole focus over the past year at Masimo has been to position himself better for this year's proxy fight, by which he hopes to take control of the Company. And the effect of his takeover campaign will not only be to harm the Company by removing its founder and CEO—an outcome that even Koffey realizes would be catastrophic—but to deliver control into the hands of a New York hedge fund *without the payment of a control premium to all of Masimo's stockholders*.

27. The immediate relief that Masimo seeks is the most limited available under the circumstances: corrections to Politan's false and misleading proxy materials so that stockholders can cast an informed vote.

II. THE PARTIES

28. Plaintiff Masimo is a publicly traded Delaware corporation. It is headquartered at 52 Discovery, Irvine, California 92618.

29. Defendant Politan is a Delaware limited partnership formed in 2021 with its principal place of business at 106 West 56th Street, 10th Floor, New York, New York 10019. Politan serves as an investment advisor to certain affiliated funds, including Politan Capital Offshore Partners LP, Politan Capital Partners LP, and Politan Capital Partners Master Fund LP. Koffey is the Managing Partner and Chief Information Officer of Politan.

30. Defendant Politan Capital Management GP LLC is a Delaware limited liability company with its principal place of business at 106 West 56th Street, 10th Floor, New York, New York 10019. The principal business of Politan Capital Management GP LLC is to serve as the general partner of certain affiliated funds including the Politan Funds.

31. Defendant Politan Capital Partners GP LLC is a Delaware limited liability company with its principal place of business at 106 West 56th Street, 10th Floor, New York, New York 10019.

32. Defendant Politan Capital NY LLC is a New York limited liability company and is the "record stockholder" that holds shares in Masimo. Politan Capital NY LLC's principal business is to invest in securities and serve as record holder of shares of companies in which the Politan Funds invest. Politan Capital NY LLC's principal place of business is at 106 West 56th Street, 10th Floor, New York, New York 10019.

33. Defendant Politan Intermediate Ltd. is an exempted company organized under the laws of the Cayman Islands with its principal place of business

at 106 West 56th Street, 10th Floor, New York, New York 10019. The principal business of Politan Intermediate Ltd. is to invest in securities.

34. Defendant Politan Capital Partners Master Fund LP is an exempted limited partnership organized under the laws of the Cayman Islands with its principal place of business at 106 West 56th Street, 10th Floor, New York, New York 10019. The principal business of Politan Capital Partners Master Fund LP is to invest in securities.

35. Defendant Politan Capital Partners LP is a Delaware limited partnership with its principal place of business at 106 West 56th Street, 10th Floor, New York, New York 10019. The principal business of Politan Capital Partners LP is to invest in securities.

36. Defendant Politan Capital Offshore Partners LP is an exempted company organized under the laws of the Cayman Islands with its principal place of business at 106 West 56th Street, 10th Floor, New York, New York 10019. The principal business of Politan Capital Offshore Partners LP is to invest in securities.

37. Defendant Matthew Hall is a Politan investment analyst. His principal business address is 106 West 56th Street, 10th Floor, New York, New York 10019. He is one of three employees at Politan and was involved in the creation of the Politan Proxy Materials and other documents related to Politan's proxy contest.

38. Defendant Aaron Kapito is a Politan investment analyst. His principal business address is 106 West 56th Street, 10th Floor, New York, New York 10019. He is one of three employees at Politan and was involved in the creation of the Politan Proxy Materials and other documents related to Politan's proxy contest.

39. Defendant Quentin Koffey is the Managing Partner and Chief Investment Officer of Politan and the Managing Member of Politan Capital Management GP and Politan Capital Partners GP. His principal business address is 106 West 56th Street, 10th Floor, New York, New York 10019. Koffey is a

member of Masimo's Board and was appointed in June 2023. Koffey is a member of the Audit Committee.

40. Defendant Michelle Brennan resides in Spearfish, South Dakota. Brennan was a Politan nominee to Masimo's Board and was appointed in June 2023.

41. Politan holds approximately 8.9% of the outstanding shares of Masimo's Common Stock, based on 53,085,556 shares of Common Stock outstanding as of March 30, 2024, as reported in the Company's Q1 2024 10-Q.

III. JURISDICTION AND VENUE

42. This action arises under Section 14(a) of the Securities Exchange Act of 1934, 15 U.S.C. §§ 78 m(d), 78n(a), the rules and regulations promulgated thereunder, and common law.

43. This Court has jurisdiction over the subject matter of this action based on 28 U.S.C. § 1331 and Section 27 of the Securities Exchange Act of 1934, as amended, 15 U.S.C. § 78aa.

44. This Court has personal jurisdiction over the Defendants because each of them has sufficient minimum contacts in the State of California to satisfy California's long-arm statute and constitutional due process requirements as Defendants are soliciting the votes of stockholders of Masimo, which is headquartered in California.

45. Venue in this District is proper pursuant to 28 U.S.C. § 1391 and Section 27 of the Securities Exchange Act of 1934, as amended, 15 U.S.C. § 78aa, because various acts or transactions constituting the offenses herein occurred within the Central District of California. Among other things, (i) the misleading Politan Proxy Materials were transmitted to and received by Masimo whose headquarters and principal place of business is in this District, (ii) the misleading Politan Proxy Materials were filed with the SEC in anticipation and for the purpose of their distribution to Masimo's stockholders, including stockholders located

within this District, in order to obtain proxies to be used at Masimo's 2024 Annual Meeting, and (iii) the 2024 Annual Meeting currently will be hosted from Masimo's headquarters, which are located within this District.

IV. FACTUAL BACKGROUND

A. Under Joe Kiani's Leadership, Masimo Stockholders Have Benefitted From Its Legacy Of Innovation And Historically Strong Financial Performance

46. Masimo is a medical technology company based in Irvine, California that develops, manufactures, and markets non-invasive health monitoring technologies. Masimo has been publicly traded since its initial public offering on the NASDAQ stock exchange on August 8, 2007.

47. Masimo was a garage start-up founded in 1989 by Mr. Kiani in Mission Viejo, California, who sought to solve a pulse-oximetry problem experts thought was unsolvable. Masimo solved the problem by inventing Signal Extraction Technology ("SET"), which enables non-invasive measurement of a patient's pulse and blood-oxygen saturation even during patient motion and low blood flow. Masimo's market-leading SET allows clinicians to detect life-threatening events, reduce blindness in premature babies, prevent deaths in general care environments, and reduce deaths after surgery. Masimo manufactures and sells pulse oximeters that professional caregivers use to monitor over 200 million patients a year.

48. Beyond pulse-oximetry, Masimo offers additional noninvasive measurement technologies, including patient wearable devices that have enabled a host of hospital automation and telehealth medical monitoring solutions.

49. Masimo's market-leading position has driven strong financial results. Since going public in 2007, Masimo has delivered average annual revenue growth of 12%, which is more than double the rate of market growth.

50. As Masimo developed new technologies for healthcare providers to improve patient outcomes, it also sought to expand its business into the home. Masimo had traditionally sold products to hospitals, physicians' offices, and long-term care facilities, and lacked a distribution network to sell consumer products. Before entering the consumer market, Masimo considered building its own distribution channel or buying companies that had existing networks. Ultimately, at the recommendation of its independent Board members, Masimo decided to buy Sound United, a company that sold and distributed premium audio products to consumers around the world.

51. Sound United had extensive consumer relationships and distribution expertise, which Masimo planned to leverage to accelerate distribution of the Masimo's expanding portfolio of consumer-focused products such as baby monitors, smart bands, smart watches, ear buds, hearing aids, and headphones.

52. Some investors questioned this strategic decision. But Masimo believed Sound United had what Masimo lacked and needed.

B. Masimo's Other Independent Directors—Craig Reynolds And Robert Chapek—Are Highly Qualified And Committed To Delivering Long-Term Value For Stockholders

53. Masimo's Board is comprised of five members: Joe Kiani, Craig Reynolds, Robert Chapek, Quentin Koffey, and Michelle Brennan. The sixth and seventh board seats are vacant due to two recent resignations. One of the Board seats will be filled at the upcoming annual meeting. Masimo has nominated Christoper Chavez for the seat.

54. Mr. Kiani has been on the Board since 1989. He is listed on over 500 patents and patent applications in signal processing, sensors, and patient monitoring, which have been fundamental to Masimo's ability to innovate and differentiate itself from competitors. No one understands Masimo's history,

culture, and technology better than he does. His impact on Masimo's technology and market position is second to none and cannot be overstated.

55. Mr. Reynolds is Masimo's Lead Independent Director. He brings over three decades of experience in the healthcare and medical device industry and possesses a deep understanding of industrial management, strategy, and medical device products. He has a wealth of experience in medical device products, which he developed through leadership positions at a wide variety of medical device companies including Cereve, Healthdyne, and Phillips-Respironics Home Health Solutions. His medical device experience is complemented by his board experience, having served as a director of Vapotherm, Symmetry Surgical, Symmetry Medical, and Respironics.

56. Mr. Chapek joined the Board in 2024. He brings to Masimo's Board a rich background in the media and consumer industry, with nearly three decades of experience including his role as CEO of The Walt Disney Company from 2020 to 2022. His leadership roles at Disney, including his previous positions overseeing Disney Parks, Experiences, and Products and Disney Consumer Products, have provided him with a deep understanding of global operations and consumer engagement. Mr. Chapek's insights into consumer behavior and market dynamics are particularly valuable as Masimo continues to expand its consumer health technologies and seeks to engage with a broader consumer audience.

57. Mr. Chavez, a current nominee, is similarly qualified in the medical device industry. He is the former CEO and President of TriVascular, the former President of St. Jude Medical, and the former CEO and President of Advanced Neuromodulation Systems. Mr. Chavez also served as the Chairman of the Medical Device Manufacturers Association. He has over thirty years of experience with medical devices and has a strong understanding of the healthcare industry and its operations.

C. Koffey And Politan Launched A "War" On Masimo And Mr. Kiani With The Ultimate Goal Of Taking Control Of The Company

58. The remaining members of the Masimo Board—Quentin Koffey and Michelle Brennan—were elected during the 2023 annual stockholder meeting, after a contentious proxy fight.

59. While Brennan has some medical device industry experience, Koffey does not. Koffey, who describes himself as a "veteran activist," founded Politan in 2021 and serves as its Managing Partner and Chief Investment Officer. Before founding Politan, Koffey was a partner or portfolio manager at several well-known activist investment firms and hedge funds, including Elliott Management, D.E. Shaw (where he led activist campaigns against Lowe's Companies and Bunge Ltd.), and the Senator Investment Group (as the head of the firm's activism strategy). Koffey has never held a senior management position at any medical or consumer technology company (or any public company), has no prior investment experience in the medical device industry, and had no public company board experience before joining Masimo's Board in 2023. In connection with the prior proxy contest, he sued the Company and its current and former directors, an action taken in support of his long-term goal of gaining control of Masimo.

60. Politan and Koffey are well known for seeking corporate shake-ups at companies in which they invest, often at the expense of long-term stockholder value. For instance, Politan made headlines in late 2021 when its campaign for board seats at Centene, a publicly traded managed care company, resulted in the appointment of five new directors and resignation of the company's CEO and founder. Politan's activism at Centene did not translate into success for the business. Since Koffey implemented these changes, Centene has consistently underperformed the S&P 500. Further, before Koffey intervened at the end of 2021, Centene's revenue had grown from approximately $75 billion in 2019 to

approximately $126 billion in 2021. After Koffey's activist campaign, Centene announced that it incurred a $172 million *loss* in the second quarter of 2022 and that it would be forced to divest certain international business units.

61. Koffey also targeted Azenta, a biotechnology company based in Massachusetts. After Politan disclosed in November 2023 that it nominated a director candidate and entered into a non-disclosure agreement with Azenta, the company added two directors following dialogue with Politan, and Politan withdrew its nomination. Since those directors joined the Board, Azenta's CEO announced his retirement, and the stock has underperformed the S&P 500.

62. Koffey operates with control as his clear agenda: in all but one of his past campaigns, the CEO has been replaced within one year of the campaign.

63. In February 2022, Masimo's stock price fell after announcing its acquisition of consumer-technology company Sound United. Koffey saw that as an opportunity to take control of Masimo. On February 18, 2022—just three days after the announcement—Politan began working with AlphaSights. AlphaSights claims to provide "frictionless access" to confidential "expert insights" on companies. Politan used AlphaSights to identify former Masimo employees and gather intelligence on the Company's corporate governance, operations, finances, and strategies. Over the next several months, AlphaSights identified ten former Masimo employees for Politan to speak with about Masimo. During these paid-for conversations, Politan sought information on a number of topics, including their views of the impact on Masimo "***[i]f Kiani left***."

64. Politan began buying swaps and derivative instruments in Masimo on May 17, 2022. That month, Politan purchased 507,140 shares in Masimo common stock through swaps and derivative instruments.

65. By June 2022, Koffey's plans to take control of Masimo were clear. Politan solicited current and potential investors with a slide deck marketing a "Single Investment" in Masimo, and stating its plans to file a 13D and ***take board***

seats as necessary. The presentation highlighted Koffey's "History of Engaging and Driving Consequential Changes" at eight companies, including obtaining board seats at seven of them and a CEO change at five. The presentation also outlined a "Clear Path to Board Seats" at Masimo and targeted each of the next two annual meetings, with a focus on 2024.

66. From June 1, 2022 through August 16, 2022, Politan purchased nearly 4 million additional shares in Masimo common stock through swaps and derivative instruments, which initially allowed Politan to avoid SEC reporting requirements.

67. Politan finally filed a Schedule 13D on August 16, 2022, revealing that it had been quietly amassing a $750 million ownership stake in Masimo for months and now owned 8.4% of the Company. That ownership percentage later increased to 8.8% by September 27, 2022. Politan's ownership position in Masimo has since risen through purchases of other securities, including swaps.

68. In correspondence with the SEC in 2023 about the sufficiency of these disclosures, Politan assured the SEC that the funds used to acquire Masimo stock came from Politan's general fund and not from a special purpose vehicle that was specifically targeting the purchase of Masimo stock. Discovery in this action has shown that Politan was, in fact, fundraising for the specific purpose of buying Masimo stock. As Politan's proxy filings reveal, the vast majority of its acquisition of the Masimo derivatives occurred in the months immediately *after* the June 2022 "Single Investment" presentation. And from at least May 17, 2022 through at least November 14, 2022, Politan did not purchase any stock in any other company. That confirms Politan's fundraising efforts during this time period had a singular focus: raising funds to target Masimo including, if necessary, funding a proxy fight. Notwithstanding these marketing and fundraising efforts, Politan has never disclosed in its Schedule 13D that it had solicited or obtained funds from investors for the specific purpose of acquiring Masimo shares. Nor did the Politan Proxy Materials identify these shadow investors as participants in

Politian's proxy solicitation despite the fact that the funds that they provided were and are being used to finance the solicitation.

69. Activism news source, The 13D Monitor, published an article the same day as Politan's Schedule 13D filing —August 16, 2022—reporting (presumably, based on information planted by Politan and Koffey) that Politan would "work quietly and behind the scenes" with Masimo "to try to get one or two seats on the Board," but that if Masimo "does not settle, Politan … will … ***go multiple years and multiple proxy fights*** if that is what is necessary."

70. Koffey sought a meeting with Masimo's management team, a request which Mr. Kiani and others readily accommodated. The meeting took place on September 2, 2022. Koffey and two other Politan principals met with Mr. Kiani and other members of Masimo's senior management at the Company's headquarters, in Masimo's Discovery Lab, a showroom for Masimo's products and technologies.

71. Neither Koffey nor any other Politan representative asked about Masimo's business or strategy during the meeting. The Masimo management team asked Koffey and the other representatives from Politan multiple times about their strategy and vision for Masimo and solicited their input, but none of them offered a new strategic vision for Masimo.

72. Koffey expressed no interest in learning about Masimo; indeed, Masimo offered to provide him and Politan with confidential information under a non-disclosure agreement, an offer which Koffey flatly rejected.

73. Instead, Koffey made his intentions clear during this meeting and delivered an ultimatum: If Mr. Kiani supported Koffey's nomination to serve as a director, then Koffey promised he would be Mr. Kiani's "biggest cheerleader" and would help get the "Joe Kiani Multiples" for stockholders again. If, however, Mr. Kiani did not express his support, Koffey would ***wage war against Masimo*** and win the board seats anyway.

74. Masimo's Board concluded it would not be in Masimo's best interest to invite Koffey to join the Board. On April 29, 2023, Koffey made good on his promise to seek election, and through Politan, nominated himself and Brennan to serve on the Board.

75. Notwithstanding his private threat to "wage war" against Masimo, Koffey publicly told the Company's stockholders in a May 30, 2023 press release that "Masimo's claims Politan is seeking 'control' of the Company are absurd," and stated that "Politan is seeking refreshed corporate governance at Masimo befitting a public company, not corporate control—and any suggestion otherwise is completely baseless." These statements were false. Koffey's objective from the beginning was to take control of Masimo, not to support management or participate in any meaningful way in running the Company.

76. Based on these and other false statements, on June 26, 2023, Masimo stockholders elected Koffey and Brennan to the Board.

D. The Politan Directors Refuse To Fulfill Their Duties As Directors Following Extensive Onboarding

77. While the 2023 proxy contest was contentious, the Masimo management team stood ready to welcome Koffey and Brennan and provide them with a full introduction to Masimo and its business. Koffey and Brennan's statements in the Politan Proxy Materials that they were somehow not properly onboarded is belied by the facts. Masimo's onboarding process for directors is robust.

78. Shortly after joining Masimo's Board, Koffey sent Masimo's General Counsel, Tom McClenahan, an "initial" list of items that Koffey wanted to review for his onboarding. On July 8, 2023 and July 11, 2023, McClenahan promptly shared those voluminous materials, including board books and minutes from prior meetings, engagement letters with advisors, organizational charts, forecasts by product platform, and quarterly financial updates. McClenahan also had at least 10

phone calls with Koffey during his onboarding process, and numerous calls with Brennan.

79. On July 13, 2023, McClenahan, Young, and Koffey had a conference call to discuss the Second Quarter 2023 financial updates. On July 15, 2023, Young sent Koffey and Brennan the materials discussed on the July 13 call. On July 20, Koffey reached out to Young to schedule another call, and they subsequently spoke so Young could answer Koffey's additional questions. Over the next several months, Young made himself available to Koffey and Brennan to answer any questions they had.

80. Masimo made its outside advisors available to Koffey and Brennan. On July 13, 2023—less than three weeks after Koffey and Brennan joined the Board—Koffey reached out to the Company's lead banker at Morgan Stanley, John Collins, to request a call to get up to speed. Mr. Collins met with the Politan Directors on August 1, 2023 for an hour over Zoom to orient them on the Company's strategic alternative review process, which included a potential sale of the whole Company, and answer any questions.

81. In the months that followed, while Politan pumped AlphaSights for meetings with former employees, Koffey and Brennan continued to receive detailed information about the Company from management.

82. In October 2023, Young presented the Board with a detailed management plan for 2024 and long-range plans through 2033, and then shared the materials with Koffey.

83. Koffey further received extensive onboarding materials related to his role on Masimo's Audit Committee. Masimo's VP of Internal Audit, Michael Palumbo, offered Koffey a "deeper dive on [his] [Audit Committee] slides." Koffey and Palumbo spoke for over an hour and addressed Koffey's questions. Koffey told Palumbo he had never served on an Audit Committee before and did not know which questions were appropriate to ask in the Audit Committee

meetings and which were more appropriate for management, and understood that Palumbo was unable to answer some of his questions. Palumbo also exchanged emails with Koffey after the meeting to make himself available to any additional questions, but Koffey never reached out again. Palumbo also offered to meet with Brennan, a meeting *Brennan* eventually cancelled.

84. Koffey and Brennan further had ample opportunity to meet with and receive information from the COO for Healthcare, Bilal Muhsin, and COO for Consumer, Blair Tripodi, who presented detailed operating plans and major initiatives for their businesses. The Politan Proxy Materials nevertheless state that Koffey and Brennan were never given access to the head of U.S. sales. As Chapek testified, however, the Board had ample access to management and, in fact, the bosses to whom the head of U.S. sales reports met with the Board. Koffey's requests were unusual. According to Chapek, "I had never seen in my three years of being on the Disney board a board member asking for that much information, that specific of information, and that detailed level of information."

85. Despite receiving extensive onboarding, obtaining all requested information, and attending all board meetings, all Audit Committee meetings, and all Nominating, Compliance, and Corporate Governance Committee meetings that have been held since the Politan Directors joined the Board, the Politan Directors have consistently refused to fulfill their fiduciary duties to Masimo and the stockholders that elected them. They have abstained from certain critical votes, failed to participate or ask questions, and refused—without basis—to sign off on Masimo's financial statements.

86. In mid-February 2024, Brennan informed Mr. Mikkelson that she was willing to sign the 10-K if language regarding certain risk factors was revised. Mr. Mikkelson then connected her with Tom McClenahan and Jeff Hartlin so that they could address her stated concerns.

87. However, by late February, all of the independent directors were prepared to sign the 10-K, except Koffey and Brennan. In an attempt to address whatever ambiguous purported concerns Koffey had, Masimo management met with Koffey for hours on Saturday, February 24, 2024. Then on February 26, 2024, the Board—including Koffey and Brennan—met to discuss and finalize Masimo's annual report on Form 10-K for the fiscal year ended December 30, 2023 (the "2023 Annual Report"). The Politan Directors did not ask any questions and did not object to any statements or information in the report, yet still refused to sign off on the report, citing insufficient information (but no particulars). To the contrary, Koffey and Brennan received all the information they could reasonably need to sign Masimo's 10-K, but refused to sign because it was inconsistent with their efforts to win their proxy fight.

88. The next day, on February 27, 2024, the Board reconvened to discuss the 10-K in advance of the filing deadline. The heads of Finance & Accounting, Cybersecurity, Compliance, Quality, and Supply Chain made presentations, and provided ample opportunity ask questions. After those presentations, according to Chapek, Koffey admitted that while all of his questions had been answered, "his lawyers had told him it would not look good if he had criticized the lack of information he received and then signed the Form 10-K." Confirmation notwithstanding, and without asking a single question, Koffey and Brennan still declined to sign off on the 2023 Form 10-K. Confirming that their refusal was nothing more than a transparent attempt to set up a second proxy fight—the second battle in Koffey's "war" for control—the Politan Directors actually ***encouraged other members of the Board to sign off on that same report.*** Tellingly, at no point has either of them identified anything in the financial statements they believe to be unreliable or misstated.

E. The Company Presents FY 2024 Budget To The Board

89. The Politan Proxy Materials state that the Board did not see a draft or final budget for FY 2024. The opposite is true. In October 2023, management presented the preliminary budget for 2024 and the next five years.

90. At the February 13, 2024 Board meeting, Masimo's management presented the Company's operating plan, *i.e.*, the budget. Chapek testified that anyone who had a "reasonable understanding of, you know—a very cursory understanding of business" would recognize that the materials presented to the Board were the Company's budget and operating plan. Chapek added: "This is the first time in my nearly 40-year career that there has been some perceived level of ambiguity as to what a budget is or what a plan is." Chapek applauded management for the information presented and the quality of the reports.

F. Koffey And Politan Recruit Former Masimo Employees, Some Of Whom Later Appear As "Confidential Witnesses" Against Masimo

91. Less than two months after Koffey joined the Masimo Board, the Company was named in a securities class action lawsuit. The stockholder plaintiffs in that case alleged that Masimo misled investors about its financial performance in the second quarter of 2023. *See Vazquez v. Masimo Corp.*, No. 23-cv-01546-L-DEB (S.D. Cal. Aug. 22, 2023) (the "Securities Class Action"). Two weeks later, Masimo instructed Koffey to preserve all documents relating to the lawsuit.

92. Shortly after learning about the lawsuit, Koffey's Politan partner Aaron Kapito contacted AlphaSights again, this time with a new "angle"—Politan wanted to "set up calls with former Masimo sales people – the more recent the departure the better."

93. But AlphaSights' policy prohibited former employees from disclosing material nonpublic information about their employers, and thus did not allow those

employees to speak about their employment until six months after they left. Politan assured AlphaSights that the six-month rule "should not apply" because, "[w]e are on the board of the company." That representation did not persuade AlphaSights, which explained that the rule "protect[ed] clients and is in line with best practices for our industry." *Id.* Undeterred, Politan insisted that AlphaSights find Masimo salespeople "who left less than 6 months ago." *Id.* When AlphaSights connected with a salesperson who left in July 2022 (more than six months earlier), Politan responded: "we are really focused on what happened in 4Q22, 1Q23 and 2Q23-"—the same quarters that a few months later would constitute the class period in the soon to be filed securities class action.

94. That same day, Politan again asked AlphaSights to "keep sourcing 2023 formers." AlphaSights refused to violate its "six-month rule," but it did recruit other former employees who left Masimo in 2022, including [redacted], a Patient Monitoring Specialist from December 2020 through June 2022 who reported "to the Head of Sales for the US."

95. Unsatisfied with AlphaSights' results, Politan contacted Mosaic Research Management—another "expert network" service. Kapito asked Mosaic to "initiate a search for former Masimo employees [ ] who specifically were employed at the company in 2023." Kapito assured Mosaic, "We are on the board of the company, so we have no rules pertaining to when employees left the company."

96. Mosaic located "three former employees who departed in early 2023." Two days later, Mosaic sent information about one such employee, [redacted], who had served as Territory Manager for Alternate Care, Great Lakes West, from June 2011 through April 2023. [redacted] said he had reported to an Area Manager (three levels from the CEO). Mosaic asked if Politan wanted to speak with [redacted], and Kapito immediately responded, "Yes!" When they connected a few

days later, [redacted] specifically told Kapito that [redacted] was "[n]ot aware of any discounting or channel stuffing" at Masimo.

97. Koffey—a *sitting director*—did not inform either the Board or anyone at Masimo that he and Politan were finding, recruiting, and paying former Masimo employees to secretly speak with Politan.

98. Less than four months after Politan privately communicated with these former employees, the stockholder plaintiffs in the Securities Class Action filed an amended complaint. That complaint expanded the class period to cover (among other periods) 4Q22, 1Q23, and 2Q23—the same periods Politan told AlphaSights it was "really focused on."

99. The complaint also added allegations citing unnamed former Masimo employees. Two of those former employees (CW-4 and CW-6) fit the exact descriptions of [redacted], whom Politan had found and recruited to speak to Politan about the Company—namely, a "remote Patient Monitoring Specialist" from December 2020 to June 2022, and a "Territory Manager for Alternate Care, Great Lakes West" from June 2011 to April 2023.

100. In a follow-on derivative lawsuit, the plaintiffs, represented by Wolf Haldenstein Adler Freeman & Herz LLP ("Wolf Haldenstein"), cited these same former employees in their complaint. *See Himmelberger v. Kiani*, No. 24-cv-0868 (S.D. Cal. May 16, 2024), Dkt. 1, ¶¶ 32, 34 (describing FE 4 as a "Remote Patient Monitoring Specialist" from December 2020 to June 2022 and FE 6 as "Territory Manager for Alternate Care, Great Lakes West" from June 2011 to April 2023).

G. Koffey Sabotages the Spin-Off Deal He Himself Proposed

101. On top of the Politan Directors' refusal to engage with Masimo's financial statements, they have consistently declined to offer constructive ideas and strategies for the Company. During a meeting in Boston among Adam Mikkelson, then an independent Masimo director, Mr. Reynolds, and Koffey in August 2023, shortly after the election of the Politan Directors, Koffey was asked what his ideas

and strategies for the Company were. In response, Koffey offered none, other than to say that a major stockholder would like to see Masimo get rid of the Consumer Products Business. When asked what price Masimo should be willing to take for that business, Koffey replied that the stockholders would be happy if Masimo gave the Consumer Products Business away for nothing.

102. Despite this lack of engagement or new ideas by Koffey, over the next several months, Mr. Reynolds, Mr. Kiani, and others continued to attempt to engage with Koffey and solicit ideas from the Politan Directors, with no meaningful input from them. Nevertheless, Mr. Kiani reached out to Koffey and invited him to dinner on a trip to New York. On a phone call prior to that dinner, Koffey proposed the idea of spinning off the Consumer Products Business. The two met for dinner on January 29, 2024 to further discuss the idea of a spin off, including that Mr. Kiani would depart Masimo and become the CEO of the new spun off company. During this dinner meeting in New York, Koffey suggested that Kiani obtain control of the proposed spun-off entity ("SpinCo") through the issuance of high-vote stock and depart from the existing Masimo entity ("RemainCo"), triggering Kiani's change-in-control payment under his employment agreement. This structure would enable Koffey to oust Kiani from Masimo, while allowing Kiani an exit strategy.

103. Following the dinner, Mr. Kiani relayed details of the discussion with Masimo director Craig Reynolds, including that Mr. Kiani and Koffey were aligned on the key terms—namely a proposal by Koffey that Kiani would obtain control of the spun-off entity (SpinCo), and that Kiani would depart from his role at the existing Masimo entity (RemainCo), triggering the change-in-control payment due to him under his existing employment agreement.

104. The next day, January 30, 2024, Koffey contacted Mr. Kiani expressing Koffey's enthusiasm for a potential spin-off and asked Mr. Kiani to meet with him. The two met later that day. At that meeting, Koffey presented Mr.

Kiani with a one-page term sheet that largely reflected the terms the two men had discussed the previous night.

105. The term sheet prepared by Koffey included Koffey's proposals that (1) Mr. Kiani would be paid all amounts due to him under his employment agreement in connection with the proposed transaction, and (2) Mr. Kiani would be provided an opportunity to acquire either voting control or majority ownership of the spun-off company's stock, including in exchange for consideration to be determined at a later time. Specifically, the term sheet proposed by Koffey, entitled "Outline of Plan to Create Two New Companies," proposed a "New Masimo: control held by Joe as Chair & CEO" and "Control: Joe to get either high vote stock or 50%+ of New Masimo." With respect to Mr. Kiani's employment agreement, Koffey's proposal contemplated, "Employment Contract: Special Payment not forfeited and instead triggered by above." During this meeting and at the February 13 Board meeting, Koffey explained that he proposed that Mr. Kiani receive high-vote stock in the new company so Mr. Kiani "wouldn't have to deal with another asshole like me going forward."

106. On February 1, 2024, counsel for Politan sent Masimo another term sheet, again proposing that (1) Mr. Kiani would be paid all amounts due to him under his employment agreement in connection with the proposed transaction, and (2) Mr. Kiani would be provided an opportunity to acquire either voting control or majority ownership of the spun-off company's stock, including in exchange for consideration to be determined at a later time but also providing additional detail concerning the structure of the contemplated transaction. Counsel for Masimo responded, but did not change those terms. Following these exchanges, Koffey and Kiani agreed to present their agreement to the Board. They also discussed forming a special committee to negotiate only those portions of the deal implicating Kiani's financial interest—namely his ownership in SpinCo.

107. The Politan Proxy Materials falsely state that on February 3, 2024, Mr. Kiani's counsel sent Koffey "a substantially revised term sheet that significantly expanded on Mr. Kiani's earlier positions," which included additional "demands at this stage" for supermajority voting stock and payments under Mr. Kiani's employment agreement. Politan Preliminary Proxy at 11. This is wrong. These were Koffey's proposals, sent in the original term sheet proposal by Koffey and again in the first proposal by his counsel, not subsequent "demands" by Mr. Kiani. And the additional proposed terms regarding the retention of the Company's corporate headquarters with its innovative Discovery building, sufficient cash to provide working capital to the new company ($120M-$150M), and change-in-control payments for employees of the new business were likewise discussed in that January 30 meeting.

108. At a dinner with several other directors on February 12, 2024, Koffey represented that he and Kiani had reached agreement on the spin-off terms. Koffey outlined the terms, which mirrored those Kiani had described to board member Craig Reynolds after the January 29 meeting, including Kiani's entitlement to a change-in-control payment and control of SpinCo.

109. The next day, on February 13, 2024, these discussions were confirmed when the Board discussed the transaction and formed a special committee for the spin-off. The special committee consisted of Brennan, former director Rolf Classon, Koffey, and Mr. Reynolds (collectively, the "Special Committee"). Mr. Kiani had proposed that Mr. Reynolds be the Chair, but Koffey insisted he be the Chair. Mr. Kiani supported his request, and Koffey was appointed as the lead director of the Special Committee. At no point did Mr. Kiani stand in the way of the formation of the Special Committee. Further, at this Board meeting, Koffey "provided an overview of the agreement he and Kiani reached," including that Kiani would leave Masimo, obtain "majority voting control of SpinCo through high vote stock," and would be entitled to his change-in-control payment. Notably,

on April 25, after derailing the Committee process, Koffey requested a "correction" to the February 13 board minutes denying that he had reached an agreement with Kiani. This "correction" was later added to the meeting minutes as a footnote but with language making it clear that this additional language was only added as a statement of Koffey's position.

110. Throughout the process, Sullivan & Cromwell ("S&C") seemed to take direction directly from Koffey, rather than the Committee as a whole, leading to frustration among other Committee members regarding their roles. On February 12, 2024, an attorney at S&C wrote to Koffey that she had "pushed back very hard" on the suggestion that Koffey was too conflicted to be on the Committee and "hope[d]" that she was effective in doing so. On several occasions, S&C advised Koffey and Brennan on individual interests outside the scope of its representation of the Committee.

111. Importantly, the term sheets exchanged between Koffey and Kiani in early February ***were never distributed to the rest of the Committee or to Chapek.*** Koffey revealed that his strategy was to have as little clarity upfront to reduce Kiani's leverage and to steer the Committee away from a workable agreement on valuation and closer to evaluating other options. Asserting complete control over the Committee process, Koffey insisted on previewing and revising communications from the Committee's advisors to the Committee members. S&C accordingly made additional revisions and circulated the revised term sheet ("Revised Term Sheet") to the Special Committee. Among other things, the Revised Term Sheet proposed that the consumer business should not own the intellectual property that was needed in pending litigation and would have far more liabilities than Koffey and Mr. Kiani had discussed, leaving it insolvent.

112. Koffey's significant pivot immediately caused concern. Reynolds and Classon believed the Revised Term Sheet was inconsistent with the February 13 Board meeting, and doubted SpinCo's viability. In response, Koffey claimed that

the Revised Term Sheet was consistent with his conversations with Kiani. Having not received copies of the earlier term sheets, Reynolds and Classon reluctantly agreed to send the Revised Term Sheet to Kiani on the condition that Koffey call Kiani to preview it. According to Koffey, he called Kiani but largely avoided discussion of specifics, assuring him that the Revised Term Sheet "was longer but largely similar" to their earlier terms.

113. These changes did not go unnoticed. Mr. Kiani asked Koffey why S&C had proposed a new set of terms in March (the "Revised Term Sheet") that did not reflect the February term sheet. Mr. Kiani expressed his view that the Revised Term Sheet was not feasible because the spun-off consumer business would not be viable; it would not be sufficiently capitalized nor have access to assets that would allow it to pursue a viable standalone market strategy. Koffey represented that the March proposal reflected the views of the Special Committee. This, too, was false. Mr. Kiani contacted Special Committee members Mr. Reynolds and Mr. Classon, who both agreed that the Revised Term Sheet represented an entirely new proposed transaction that they likewise believed would lead to an unviable consumer business.

114. Rather than end the process, later in March, Masimo's independent directors sent Koffey an updated proposal for a potential spin-off transaction. Koffey responded that he no longer wanted to engage with the process. Even after Mr. Kiani said that he would forgo any controlling interest in the consumer business, and leave Masimo as its CEO and Chairman, resulting in no change of control special payments being required, Koffey refused to engage.

115. Politan's Proxy Materials state that on "March 12, 2024, Mr. Kiani called Mr. Koffey and said that he would seek to dissolve the Special Committee." Politan Preliminary Proxy at 11. This did not happen. Instead, on April 30, 2024, Mr. Kiani stated that he would forego any controlling interest in the consumer business and would remain Chairman and CEO of Masimo. Mr. Classon,

however, resigned from the Special Committee because he disagreed with the way Koffey conducted the Special Committee business. In response, Koffey threatened Mr. Classon and demanded that he fall into line with the Special Committee, or he would run a proxy contest against him and ruin his reputation. Ultimately, with Mr. Kiani's potential conflicts removed, and a process established to proceed with the separation without related party issues, the Board dissolved the Special Committee with a commitment that if related party transactions arose with Mr. Kiani, then the Board would consider those without the involvement of Mr. Kiani.

H. Koffey Sabotages A Potentially Value-Maximizing Joint Venture And Furnishes The Invalid Nomination Notice

116. After his bait-and-switch collapsed the Special Committee, Koffey continued to develop the false narrative that Kiani was obstructing corporate governance and refusing to provide information to Board members—this time with respect to a Potential Joint Venture (the "Potential Joint Venture") with third-party investor [redacted] to acquire a majority of the Consumer Products Business. In March 2024, [redacted] indicated to Masimo management that [redacted] was interested in confidentially exploring a potential partnership.

117. Certain members of Masimo's executive leadership (excluding Mr. Kiani) engaged in preliminary conversations with the Potential Joint Venture Partner to gauge the seriousness of this informal outreach. Once those discussions progressed to a point where it appeared there was real interest in a possible transaction, the Masimo executive team provided an update to the Board to assess whether the Board would approve management to continue these discussions.

118. The Board met on March 22, 2024, and authorized management to evaluate the separation of the Company's consumer business—separate from the proposed spin-off that was under the purview of the Committee. The Board further authorized the Company to issue a press release after the meeting to announce the

evaluation, which the Company issued later that same day. Masimo's stock price spiked 14% in after-hours trading on the news.

119. But a stock price spike and successful separation would undermine Koffey's efforts to take control, so he sprang into action. First, Koffey sought to quell any excitement about the potential value-maximizing transaction, texting Classon within a few hours of the March 22 Board meeting, "I need to make a series of decisions promptly now. I appreciate your being available." Koffey then quickly reached out to Politan's nominees in the upcoming proxy contest, Bill Jellison and Darlene Solomon (the "Politan Slate"), informing them that Politan would announce their nomination to the Board the next business day, and that they would need to work over the weekend to finalize the announcement.

120. Before trading hours on Monday, March 25, 2024, Politan announced its nominations, resulting in an immediate 9% stock drop.

121. Following the announcement, Chapek tried to explore with Koffey whether a negotiated settlement was possible in an attempt to avoid a proxy contest. As part of those settlement attempts, he spoke with Koffey on several occasions. During one of those calls, Koffey warned Chapek that he would make Chapek a "media target" and told him to "think carefully about how strongly" he defends the Company. Koffey also said that Chapek's continued efforts to resolve the dispute would "arm him with more ammunition to hurt [Chapek's] professional reputation."

122. Koffey continued to stall the Potential Joint Venture and lie about its terms. On April 30, 2024, Kiani provided the Board with additional detail regarding the Potential Joint Venture with [redacted]. Unconcerned with enhancing stockholder value, Koffey demanded that the Board vote to resolve that the Company will not enter into any binding agreements relating to the Potential Joint Venture and/or the separation of the Consumer Business before the conclusion of the 2024 annual meeting of shareholders.

123. Because [redacted] expressed concerns about Koffey and Brennan specifically, on May 7, 2024, all nonexecutive Board members were asked to sign a non-disclosure agreement ("NDA") to protect [redacted] was concerned that the Politan Directors would disclose its name publicly in order to stifle the potential transaction in advance of Masimo's stockholder meeting. Koffey and Brennan refused to sign.

124. Despite Koffey and Brennan's refusal, on May 8 Kiani asked the Board to meet the following week to discuss the Potential Joint Venture. Rather than wait for the Board meeting, that afternoon Koffey served Masimo with a Section 220 Demand (the "Demand"), purporting to seek the very same information regarding the Potential Joint Venture that he was set to receive just a week later. He then publicized his Demand.

125. As planned, on May 13, 2024, all members of the Board were informed of [redacted] and provided with 75 pages of materials about the Potential Joint Venture, including a non-binding term sheet, a proposed exclusivity agreement, and preliminary structural and financial analyses. Koffey and Brennan urged the Board to delay any further assessment until after the annual meeting, presumably to prevent Masimo from negotiating a favorable deal that might harm the Politan Slate's election chances.

126. On July 15, 2024, the Board met and discussed extension of Masimo's exclusivity agreement with [redacted], which had since expired. In an effort to quell the supposed concerns raised by Koffey while preserving the opportunity to enhance stockholder value, Kiani confirmed that he would not vote in favor of any joint venture or similar transaction with respect to a separation of the Company's consumer business unless the transaction is approved by Mr. Koffey. Masimo disclosed this publicly. Koffey and Brennan still refused to vote for the extension.

I. Politan Files Its Incomplete Nomination Notice And False And Misleading Proxy Materials

127. In the midst of all of the above, Defendants filed the incomplete and misleading Politan Proxy Materials.

128. Politan filed its notice of nomination of the Politan Slate on March 25, 2024 (the "Nomination Notice").

129. Politan filed its amended notice of nomination of the Politan Slate on July 22, 2024 (the "Amended Nomination Notice,") which did not address the deficiencies in the Nomination Notice.

130. While the Amended Nomination Notice purported to furnish the information required by Article I of Masimo's Bylaws, the Amended Nomination Notice does not furnish all material information required by Section 14(a) of the Securities Exchange Act and the Bylaws. Specifically, it did not disclose that Koffey and Politan have concealed that they recruited and paid former employees to privately discuss the Company's performance with Politan, even after Koffey joined the Board. It likewise did not address any of the materially misleading statements and omissions in the Politan Proxy Materials, as described below. The Amended Nomination Notice therefore further violated Section 14(a) for the reasons set forth in Paragraphs 248 to 254.

131. All Defendants except Brennan filed the Preliminary Proxy Statement (the "Politan Preliminary Proxy") on Schedule 14A on June 3, 2024.

132. All Defendants except Brennan filed the Definitive Proxy Statement on June 21, 2024 (the "Politan Definitive Proxy" and together with the Preliminary Proxy Statement, the "Politan Proxy Statements").

133. On June 26, 2024, Politan released a letter to investors regarding its proxy campaign (the "Investor Letter").

134. On June 26, 2024, Politan released its Investor Presentation (the "Investor Presentation").

135. On July 1, 2024, Politan released its "Correcting the Record" Investor Presentation (the "Second Investor Presentation").

136. On July 11, 2024, Brennan released a letter to stockholders urging a "cultural reset" in the Company's boardroom (the "Brennan Letter" and together with (1) the Preliminary Proxy Statement filed on June 3, 2024; (2) the Definitive Proxy Statement filed on June 21, 2024; (3) the Investor Letter regarding Politan's proxy campaign released on June 26, 2024; (4) the Investor Presentation released on June 26, 2024; (5) the "Correcting the Record" Investor Presentation released on July 1, 2024; (7) the August 6, 2024 amendment to the Definitive Proxy Statement, the "Politan Proxy Materials").

137. On August 6, 2024, Politan filed an amendment to the Definitive Proxy Statement (the "Amended Politan Definitive Proxy") that did not address the numerous deficiencies in the Politan Proxy Materials.

138. Masimo's 2024 Annual Meeting of Stockholders was previously scheduled for July 25, 2024. During the time Politan's Proxy Materials were being released to the public, Koffey sent two letters to Masimo claiming that a stockholder was engaged in "empty voting" and therefore that it should set a new record date for the vote. While there is no merit to this claim, Mr. Kiani agreed to propose that the Board consider setting a new record date and new meeting date for the vote. On July 15, 2024, the Board approved this proposal.

139. The new annual meeting date is set for September 19, 2024. If the Politan slate wins, Politan and Koffey will control four Board seats and therefore the majority of the Board and Kiani will be ousted from Masimo.

V. POLITAN'S INCOMPLETE AND MISLEADING SCHEDULE 13D FILINGS

140. Congress enacted Section 13(d) as part of the Williams Act in 1968 in response to hostile takeovers of the 1960s to "alert the marketplace to every large,

rapid aggregation or accumulation of securities, regardless of technique employed, which might represent a potential shift in corporate control."[1]

141. Specifically, Section 13(d) of the Securities Exchange Act requires any person acquiring beneficial ownership of more than five percent of a corporation's common stock to disclose certain information on Schedule 13D within ten days of the acquisition. That information includes: the issuer and class of the securities acquired, the identity and background of the acquiring persons, the source and amount of funds used to make the purchases, the purpose of the acquisition including any purpose to gain control of the issuer, the number of shares beneficially owned, the nature of the relationship between any persons acquiring securities as a group, and information as to any contracts, agreements, or understandings with any entity relating to the securities of the issuer. 15 U.S.C. § 78m(d)(1)(A)-(E); 17 C.F.R. § 240.13d 101 (2000). Section 13(d) and Schedule 13D function together as key elements to meet the objectives of the Williams Act. These disclosure requirements are designed to alert the marketplace to every large, rapid aggregation or accumulation of securities that might represent a potential shift in corporate control. The provisions protect investors by enabling them to receive the facts necessary for informed investment decisions.

142. Specifically, Section 13(d) of the Securities Exchange Act requires any person acquiring beneficial ownership of more than five percent of a corporation's common stock to disclose certain information on Schedule 13D within ten days of the acquisition. That information includes: the issuer and class of the securities acquired, the identity and background of the acquiring persons, the source and amount of funds used to make the purchases, the purpose of the acquisition including any purpose to gain control of the issuer, the number of shares beneficially owned, the nature of the relationship between any persons

[1] *GAF Corp. v. Milstein*, 453 F. 2d 709, 717 (2d Cir. 1971).

acquiring securities as a group, and information as to any contracts, agreements, or understandings with any entity relating to the securities of the issuer. 15 U.S.C. § 78m(d)(1)(A)-(E); 17 C.F.R. § 240.13d 101 (2000).

143. Notwithstanding these requirements, Politan made no disclosure of the fact it intended to take control of the Company or that it accumulated Masimo's common stock using the funds of undisclosed shadow investors. Instead, on August 16, 2022, Politan filed a Schedule 13D, without disclosing the identities of these shadow investors or providing copies of the contracts or agreements pursuant to which they are funding the purchase of Masimo's shares.[2]

144. Politan's Schedule 13D filed on August 16, 2022, does not satisfy Section 13(d)'s requirements in three critical respects: (1) it fails to disclose the "source and amount of funds" used in making the purchases of Masimo's stock, including the identities of the individuals or entities who invested in Politan for the purpose of acquiring Masimo stock, as required by Item 3; (2) it fails to state the purpose of the acquisition, including describing Politan's plans to change the present board or directors and management, as required by Item 4; and (3) it fails to describe the agreements, confidential offering materials, governing documents, and other constituent documents, as required by Item 6.

145. *First*, Politan's Schedule 13D does not comply with Item 3 of Regulation 13D. Item 3 requires disclosure of "the source and the amount of funds or other consideration used or to be used in making the purchases, and if any part of the purchase price is or will be represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the securities . . .," including "a description of the transaction and the names of the parties thereto." 17 C.F.R. § 240.13d-101, Item 3.

---

[2] *See* Politan Schedule 13D (Aug. 16, 2022), *available at* https://www.sec.gov/Archives/edgar/data/1885245/000091412122004079/po58079641-sc13d.htm.

146. As reflected in Paragraphs 63-69 incorporated here by reference, Politan solicited and obtained funds from investors ***for the specific purpose of acquiring Masimo's shares***. Indeed, from at least May 17, 2022 to at least November 14, 2022, Politan did not purchase stock in any other company. Accordingly, to comply with Item 3, Politan was required to describe those investments as a source of funding in Item 3 of Schedule 13D, as well as to name those investors.

147. *Second*, Politan's Schedule 13D does not comply with Item 4 of Regulation 13D. Item 4 requires disclosure of "the purpose or purposes of the acquisition of securities of the issuer," including a description of "any plans or proposals which the reporting persons may have which relate to or would result in . . . [a]ny change in the present board of directors or management of the issuer." 17 C.F.R. § 240.13d-101, Item 4.

148. As reflected in Paragraphs 63-69 incorporated here by reference, Politan acquired shares in Masimo for the purpose of taking Board seats and, ultimately, taking control of the Company. Accordingly, to comply with Item 4, Politan was required to describe these plans.

149. *Third*, Politan's Schedule 13D does not comply with Item 6 of Regulation 13D. Item 6 requires disclosure of "any contracts, arrangements, understandings or relationships (legal or otherwise)" among the 13D reporting persons and any other person (regardless of whether the other person beneficially owns securities of the issuer) "with respect to any securities of the issuer, including but not limited to . . . joint ventures, loan or option arrangements, . . . guarantees of profits, division of profits or loss, . . . naming the persons with whom such contracts, arrangements, understandings, or relationships have been entered into." 17 C.F.R. § 240.13d-101, Item 6.

150. Given Politan's solicitation of funds for the purpose of acquiring Masimo shares, there are likely contracts, arrangements, or understandings

between Politan and its investors with respect to any securities of Masimo's. If Politan has any contract, arrangement, understanding, or relationship with its investors with respect to any securities of Masimo's, Politan was obligated to provide a description of those contracts or arrangements in the Schedule 13D.

151. Politan's amended Schedule 13Ds have not corrected these material omissions.

152. Politan's failure to make the required disclosures robs Masimo's public shareholders of the identity of the sources of funding for the activist campaign and the true economic incentives motivating Politan. Investors have no visibility into what Politan told these shadow investors in order to induce them to fund the Masimo attack. Masimo's shareholders would find any information regarding Politan's source of funds, plans for Masimo, and material contracts material to any decision to exercise their voting rights and any other rights attendant to those shares.

VI. FALSE AND MISLEADING STATEMENTS

153. The Politan Proxy Materials ask stockholders to vote on a control slate: *i.e.*, if Politan is successful in electing the two Politan Nominees, the Politan Nominees will, when added together with the existing Politan Directors, constitute a majority of the Board.

154. Proxy materials are "solicitations" subject to the requirements of Section 14(a) of the Securities Exchange Act and SEC rules and regulations promulgated thereunder.

155. Rule 14a-9 instructs that "[n]o solicitation subject to this regulation shall . . . contain[] any statement, which at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading." 17 C.F.R. § 240.14a-9.

156. The Politan Proxy Materials violate Section 14(a) and Rule 14a-9 by making false and misleading statements and omissions with respect to the following topics and events: (1) Koffey's secret contacts with the confidential witnesses used by plaintiffs' counsel in an action proceeding *against* Masimo's Board; (2) the proposed spin-off of the Consumer Products Business and the Special Committee overseeing that potential transaction; (3) the Potential Joint Venture; (4) the information provided to the Politan Directors both during the onboarding process when joining the Board in 2023 as well as during their tenure on the Board, including as to how that information relates to the Politan Directors' refusal to approve and sign any of Masimo's quarterly or annual reports since joining the Board; and (5) the Board's grant of authority to management in connection with a potential sale of the Company.

157. Because the Politan Proxy Materials contain false or misleading statements and omit to disclose material facts necessary to make them not misleading, Masimo investors have been deprived of material information they need to evaluate whether to cast a vote in favor of the Politan Slate.

A. False And Misleading Statements And Omissions Regarding Politan's Secret Identification And Recruitment Of Former Employees To Undermine Masimo

158. The Politan Proxy Materials claim that the Politan Directors and the Politan Nominees are committed to being fierce advocates for Masimo's stockholders and acting in the Company's best interests.

159. Specifically, on Page 2, the Politan Definitive Proxy states that Politan, "[a]s a significant long-term Stockholder of Masimo," is "committed to maximizing the value of the Company for all Stockholders." The Politan Definitive Proxy continues:

> Accordingly, we are nominating two high-qualified, independent director candidates: William Jellison and Darlene Solomon (each, a "Politan Nominee" and,

> together, the "Politan Nominees"), ***each of whom*** has ideal operational, industry and financial expertise, and is committed to bringing fully objective and openminded perspectives to the Board. We believe that, ***together with the 2023 Newly-Elected Directors, the Politan Nominees will be fierce advocates for Stockholders and for best in class corporate governance practices, and will facilitate a renewed focus on value creation in the Masimo boardroom***.

160. The statements referenced in ¶ 159 are false and misleading.

161. Politan claims that the Politan Directors and the Politan Nominees were committed to being fierce advocates for Masino's stockholders and would bring a renewed focus on value creation for stockholders.

162. In May 2024, Masimo retained a firm called [redacted] to conduct an investigation in connection with Koffey's proxy contest. [redacted], in turn, [redacted] During the investigation, the investigator [redacted] Masimo has not yet identified the source who provided this information.

163. Separately, in Politan's PowerPoint presentation filed with the SEC, Politan urged stockholders to vote for its director candidates because of pending "whistleblower" lawsuits against Masimo. According to Politan, reasons to vote in its favor include the Securities Class Action. Politan features a screenshot of the Securities Class Action complaint in its presentation, and quotes a former employee cited in that complaint (and in the companion derivative complaint) in order to question Masimo's financial reporting in the second quarter of 2023. Politan uses that former employee to falsely suggest the Company was improperly discounting its products and channel stuffing.

164. Koffey and Politan have concealed that they had recruited and paid former employees to privately discuss the Company's performance in that same quarter—including former employees who were later cited as confidential sources in the class action and derivative complaints against Masimo. And although Politan relies on a purported former employee quoted in the Securities Class Action complaint who claims the Company was improperly discounting and channel stuffing, Koffey and Politan omit that they talked to another confidential source who told them he was not aware of "*any* discounting or channel stuffing."

165. Neither Koffey nor Politan ever told Masimo or investors that while Koffey served on the Board, he was secretly digging up dirt to help his proxy contest (and that some of the same sources Politan relied on later turned up as confidential sources in lawsuits against the Company and Board). Parading the allegations in the pending lawsuits as a reason to vote for his director candidates is false and misleading without also disclosing Politan had recruited and paid former employees to privately discuss the Company's performance in that same quarter (and the evidence they uncovered that undermined the allegations). Stockholders should know that one of their directors has been secretly interviewing witnesses to advance his own personal interests.

166. The Politan Definitive Proxy further states that:

> Mr. Koffey, on behalf of Politan, responded in a letter that same day to Mr. Reynolds, stating that the May 9 Proposal "falls well short of resolving the fundamental governance problems at Masimo, while simultaneously introducing others." ***The response to the May 9 Proposal*** further noted that "seating one Politan nominee will simply deadlock the Board—something broadly criticized by governance experts which would merely continue the status quo under which Mr. Kiani can do whatever he wants however he wants with no Board oversight" and ***concluded that there is a "straightforward and clear solution" to Masimo's need for "a majority of truly independent directors," specifically the appointment of both Mr. Jellison and Dr. Solomon to the Board immediately***.

Politan Definitive Proxy at 13.

167. The statements referenced in ¶ 166 are false and misleading for suggesting that the Politan Directors and their nominees (Bill Jellison and Darlene Solomon) were "truly independent directors" without disclosing that Koffey was secretly recruiting witnesses with the potential to damage Masimo's litigation defense strategy in the Securities Class Action, negatively impacting stockholder value.

168. The Politan Definitive Proxy also asserts:

> ***Politan initially invested in Masimo with the hope that we could work collaboratively with the Company to help maximize Masimo's significant potential and create long-term sustainable value for Stockholders***.
>
> . . .
>
> At the 2023 Annual Meeting, Stockholders overwhelmingly elected Politan nominees Michelle Brennan and Quentin Koffey to the Board. Following this clear mandate from Stockholders, ***we were optimistic that we could engage productively with the rest of the Board to drive positive change. Instead, our efforts were continually rebuffed.***
>
> . . .
>
> We believe that the Politan Nominees ***will provide additional independent voices in the boardroom***, bring extensive industry-related experience and expertise to the Board and provide valuable insight on research and development, strategy, sustainability and operational challenges faced by companies focused on commercialization of technology innovations. ***We believe***

> ***that, together with the 2023 Newly-Elected Directors, the Politan Nominees will help instill accountability and drive improved performance and governance — and ultimately enhanced value for all Stockholders.***

Politan Definitive Proxy at 15.

169. The statements referenced in ¶ 168 are false and misleading for at least four reasons.

170. First, the statement that Politan hoped to work collaboratively with the Company and engage productively with the Board was false and misleading for failing to disclose that one of the Politan Directors was actively working against the Board by secretly interviewing former employees that are now confidential witnesses in the Derivative Action.

171. Second, the statements are false and misleading for claiming that Politan would seek to maximize long-term sustainable value for stockholders without disclosing that one of the Politan Directors was actively working against the Board by secretly communicating with these confidential witnesses.

172. Third, these statements are false and misleading for failing to disclose that Koffey was actively working against the Company by seeking out and communicating with the former employee witnesses who later provided information used in litigation against the Company. This had the potential to damage Masimo's litigation defense strategy in the Securities Class Action, negatively impacting stockholder value. In particular, if plaintiffs' counsel learned new confidential information from these witnesses, plaintiff would almost certainly amend the complaint in the Derivative Action to include that information. Once publicly filed, plaintiffs in the Securities Class Action would be able to use that information against Masimo by amending their complaint to add new allegations based on that information risking defeat of Masimo's motion to dismiss.

173. Finally, these statements are false and misleading for suggesting that the Politan Directors and their nominees (Bill Jellison and Darelene Solomon)

would provide independent voices and instill accountability without disclosing Koffey and Politan's conflicts of interest. Worse yet, the statements failed to disclose that Koffey's covert communications had the potential to damage Masimo's litigation defense strategy in the Securities Class Action, negatively impacting stockholder value.

174. Finally, the Politan Definitive Proxy claims:

> Other than as described in the "BACKGROUND OF THE SOLICITATION" section above, to the knowledge of the Politan Parties ***there are no material legal proceedings*** to which any Participant, the Politan Parties, the Polytan Nominees or any of their respective associates are a party adverse to the Company or any of its subsidiaries, or any material legal proceedings ***in which any of the Participants, the Politan Parties, the Politan Nominees or any of their respective associates have a material interest adverse to the Company or any of its subsidiaries***.

Politan Definitive Proxy at 32.

175. The statements referenced in ¶ 174 are false and misleading for failing to disclose that Koffey's collaboration had the potential to damage Masimo's litigation defense strategy in the Securities Class Action. In particular, if plaintiffs' counsel learned new confidential information (or falsehoods) from the witnesses, plaintiff would almost certainly amend the complaint in the Derivative Action to include that information. Once publicly filed, plaintiffs in the Securities Class Action would be able to use that information against Masimo by amending their complaint to add new allegations based on that information risking defeat of Masimo's motion to dismiss.

176. The failure to disclose that Koffey has been communicating with former employees behind the scenes renders the above statements in the Politan Proxy Materials false or misleading.

B. The Politan Proxy Materials Fail to Disclose all Participants in the Solicitation

177. The Politan Proxy Materials do not comply with Item 5(b)(1) of Rule 14a-101, which requires the identification of and other information about "each participant" in the solicitation, which includes those who "finance[] . . . the solicitation of proxies." 17 C.F.R. § 240.14a-101, Items 4 and 5. The Politan Definitive Proxy identified various Politan entities, Quentin Koffey, Aaron Kapito, Matthew Hall, William Jellison, and Darlene Solomon as the "persons making the solicitation and other participants." Politan Definitive Proxy at A-1 to A-2. But as discussed in paragraphs 63 to 69, Politan raised funds for the direct purpose of investing in and taking control of Masimo. To comply with Item 5, Politan was required to name those investors. It failed to do so.

178. By omitting these investors from the Politan Proxy Materials, Politan failed to comply with Section 14(a) of the Exchange Act and Rule 14a-3 thereunder, affirmatively requiring disclosure of this information. 17 CFR § 240.14a-3. The failure to disclose that Politan had raised funds for the direct purpose of investing in and taking control of Masimo also renders the above statement in the Politan Proxy Materials false or misleading.

C. False And Misleading Statements And Omissions Regarding Koffey's Proposed Terms For A Potential Spin-Off Transaction And The Politan Directors' Manipulation Of The Special Committee

179. The Politan Proxy Materials offer a false and misleadingly incomplete narrative regarding the potential separation of the Consumer Products Business from Masimo. According to the Politan Proxy Materials, Mr. Kiani proposed to spin off the Consumer Products Business on terms favorable to him that would protect his control of that business segment. The Politan Proxy Materials further suggest that when the Special Committee later proposed different terms, Mr. Kiani

killed the deal and disbanded the Special Committee. Specifically, the Politan Definitive Proxy states:

> Beginning in January 2024, Mr. Koffey and Mr. Kiani began preliminary discussions regarding potential strategic options for the Company…On January 29, 2024, Mr. Kiani noted at a dinner with Mr. Koffey that his efforts to sell the Company on terms he found satisfactory had not materialized.…Mr. Kiani proposed the Company purchase Politan's shares in the Company at a substantial premium in exchange for Politan agreeing to not purchase more shares and to never run a proxy contest in the future. Mr. Koffey flatly rejected this idea. Mr. Kiani then revived the idea proposed by Politan nearly a year earlier to separate the consumer business from the rest of the Company. ***Mr. Kiani proposed leaving Masimo and heading the separated consumer-focused company on the condition that he controlled that company and that his departure not be considered a resignation (and therefore result in forfeiture of certain compensation) under the terms of his Employment Agreement***.

Politan Definitive Proxy at 9.

180. The Politan Definitive Proxy further states:

> On January 30, 2024, Mr. Koffey met with Mr. Kiani to further explore the proposed separation of the consumer business subject to the conditions Mr. Kiani had earlier raised and a commitment from Politan to forego nominating any director candidates during separation discussions. Mr. Koffey stated that as a single director on the Board, he was not in a position to negotiate or agree to Mr. Kiani's requests and suggested that it would be advisable for the whole Board to consider forming a special committee to negotiate the separation given the related party issues.

Id.

181. The Politan Definitive Proxy also states:

> The next day, Mr. Koffey's counsel sent a summary of initial, high-level terms to serve as a basis for discussion between a Board special committee once formed and Mr. Kiani with respect to the proposed separation. Mr. Kiani's counsel responded on February 3, 2024 with ***a substantially revised term sheet that significantly expanded on Mr. Kiani's earlier positions***.

Id.

182. The Politan Definitive Proxy then asserts:

> On February 13, 2024, the Board formed a special committee comprised of directors who represented a majority of the Board (the "Special Committee") to evaluate related party aspects of the separation…On March 11, 2024 ***the Special Committee unanimously agreed to send a revised term sheet that rejected the terms that Mr. Kiani had proposed and instead reflected the Special Committee's independent position on the separation transaction to Mr. Kiani***. The term sheet proposed an independent, external advisory process to assist the Special Committee in determining the perimeter of intellectual property transfer and licensing. The scope and duration of key intellectual property licenses between the two companies would be highly material to any transaction, and if handled improperly, could result in a significant valuation impairment to the legacy healthcare business as well as give the consumer products business significant advantages and influence over the legacy healthcare business.

Id. at 9-10.

183. Finally, the Politan Definitive Proxy claims: "On March 12, 2024, Mr. Kiani called Mr. Koffey and said that he would seek to dissolve the Special Committee. The Special Committee was later dissolved by the Board." *Id.* at 10.

184. The statements referenced in ¶¶ 179 to 183 are materially false and misleading for the reasons below.

185. On January 29, 2024, Mr. Kiani met with Koffey for dinner in New York, where they discussed, among other things, a potential spin-off of Masimo's Consumer Products Business from its professional healthcare businesses to create two separate public companies each with a distinctive investment profile that would allow investors greater flexibility with respect to their holdings of Masimo.

186. The next day, January 30, 2024, Koffey contacted Mr. Kiani expressing his enthusiasm for a potential spin-off and asked for a meeting with Mr. Kiani, and the two met later that day. Contrary to the statement in ¶ 179 that Mr. Kiani had proposed a spin-off of the Consumer Products Business "on the condition that he controlled that company and that his departure not be considered a resignation (and therefore result in forfeiture of certain compensation) under the terms of his Employment Agreement," *it was Koffey who first proposed these terms*—not Mr. Kiani—in a term sheet Koffey presented to Mr. Kiani during their meeting on January 30.

187. Koffey's term sheet included Koffey's proposals that (1) Mr. Kiani would be paid all amounts due to him under his employment agreement in connection with the proposed transaction, and (2) Mr. Kiani would be provided an opportunity to acquire either voting control or majority ownership of the spun-off company's stock, in exchange for consideration to be determined at a later time. Specifically, the term sheet proposed by Koffey, titled "Outline of Plan to Create Two New Companies," proposed a "New Masimo: control held by Joe as Chair & CEO" and "Control: Joe to get either high vote stock or 50%+ of New Masimo." With respect to Mr. Kiani's employment agreement, Koffey's proposal contemplated "Employment Contract: Special Payment not forfeited and instead triggered by above."

188. On February 1, 2024, counsel for Politan sent Masimo another term sheet, again proposing that (1) Mr. Kiani would be paid all amounts due to him under his employment agreement in connection with the proposed transaction, and

(2) Mr. Kiani would be provided an opportunity to acquire either voting control or majority ownership of the spun-off company's stock, including in exchange for consideration to be determined at a later time but also providing additional detail concerning the structure of the contemplated transaction. Counsel for Masimo responded, but did not change those terms.

189. The Politan Definitive Proxy states that on February 3, 2024, Mr. Kiani's counsel sent Koffey "a substantially revised term sheet that significantly expended on Mr. Kiani's earlier positions," which included new "demands at this stage" for supermajority voting stock and payments under Kiani's employment agreement. Politan Definitive Proxy at 9. This is false. These were *Koffey's proposals*, not Mr. Kiani's "demands." *Koffey* pushed for broader powers for the Committee than originally contemplated only to later use those powers to craft a different and unviable proposal that he anticipated being rejected. *Koffey* recognized that if a spin-off were accomplished prior to the 2024 annual meeting, his main purported justification for his proxy campaign—to ensure that a transaction involving the Consumer Business was overseen by a Board composed of a majority of Politan directors—would become irrelevant.

190. Nor were these new, significantly expanded terms; instead, these were terms Koffey and Mr. Kiani had discussed days before. And the additional proposed terms regarding the retention of the Company's corporate headquarters with its innovative Discovery building and sufficient cash to provide working capital to the new company ($120M-$150M) were likewise discussed in the January 30, 2024 meeting.

191. At no point did Mr. Kiani stand in the way of the formation of the Special Committee, which was formed on February 13, 2024, and on which Brennan and Koffey served. In fact, during the February 13 Board meeting and separately the night before with the non-Politan Directors, Mr. Koffey outlined the same terms that he proposed to Mr. Kiani and explained why Mr. Kiani deserved

his change of control payment. Koffey wanted Mr. Kiani to leave Masimo so Koffey could take over. Moreover, Koffey's requested correction to the February 13 Board meeting minutes, which was added after the fact and falsely claimed that a specific discussion took place, underpins Koffey's narrative and demonstrates his need to lie to support his version of events. By fabricating the content of the footnote in the February 13 Board meeting minutes, Koffey not only misled the Board but also laid the groundwork for his broader scheme to gain control of Masimo by way of his new proxy contest.

192. On March 11, 2024, legal counsel for the Special Committee sent Mr. Kiani's personal legal counsel (not Masimo's counsel) a new term sheet with proposed transaction terms for the spin-off that differed substantially from the transaction contemplated in the term sheet Koffey originally proposed in February.

193. Mr. Kiani contacted Koffey to discuss why the Special Committee's counsel had proposed a new set of terms that did not reflect the February term sheet. Mr. Kiani expressed his view that the Revised Term Sheet was not a legitimate proposal—the spun-off Consumer Products Business would not be viable; it would not be sufficiently capitalized or have access to assets that would allow it to pursue a viable standalone market strategy.

194. Koffey represented that the March proposal reflected the views of the Special Committee. This statement, and the statement in ¶ 182 that the Special Committee "unanimously agreed" to send the Revised Term Sheet to Mr. Kiani, were false. Mr. Kiani contacted Special Committee members Mr. Classon and Mr. Reynolds who both agreed that the Revised Term Sheet represented an *entirely new proposed transaction* that they likewise believed would lead to an unviable Consumer Products Business.

195. In truth, Classon and Reynolds only reluctantly agreed to send the Revised Term Sheet to Kiani *after* Koffey falsely assured them that Kiani was on board with the new terms, and by withholding the actual term sheets the parties had

exchanged in February. Classon and Reynolds only agreed to send the Revised Term Sheet to Kiani on the condition that Koffey first discuss the terms with Kiani, which Koffey never did.

196. The Politan Definitive Proxy claims that on "March 12, 2024, Mr. Kiani called Mr. Koffey and said that he would seek to dissolve the Special Committee." Politan Definitive Proxy at 11. ***This did not happen.*** Instead, on April 30, 2024, consistent with prior discussions, Mr. Kiani stated that he would forego any controlling interest in the Consumer Products Business. With this potential conflict removed, the Board dissolved the Special Committee.

197. Koffey's actions undermined the spin-off process, sabotaging a potentially value-maximizing deal for Masimo's stockholders, for the purpose of aiding his forthcoming proxy contest. By manipulating the Special Committee and presenting a term sheet that did not reflect the agreed-upon terms, Koffey created confusion and mistrust among the board. The failed spin-off process had significant consequences, as it prevented the Company from pursuing a strategic transaction that could have unlocked substantial value for stockholders.

D. False And Misleading Statements And Omissions Regarding A Potential Joint Venture And Koffey's Objections To It

198. The Politan Proxy Materials state that "the full Board was also unaware that discussions with a potential joint venture partner were occurring" and that Masimo "refused to disclose the identity of the potential joint venture partner" [redacted] to the Board until Koffey made a Section 220 books and records inspection demand on May 8, 2024. Politan Definitive Proxy at 10-13. In particular, the Politan Definitive Proxy states:

> Despite multiple requests after the public disclosure of the joint venture partner's existence, ***Mr. Kiani refused to disclose the identity of the potential joint venture partner to the full Board until after Mr. Koffey*** demanded that information by exercising his rights as a director under Section 220 of the Delaware General Corporation

> Law…On April 25, 2024, in advance of the April 30, 2024 Board meeting, Mr. Koffey became aware that Company management was seeking to enter into a binding agreement regarding the sale/joint venture of the consumer business in June 2024 and therefore prior to the annual meeting, which was proposed for the end of July.

Id. at 11.

199. The Politan Definitive Proxy similarly states on page 8:

> Only following a formal request under Delaware law was such basic information as the name of the joint venture partner provided to the Board.

200. The Politan Proxy Materials similarly incorporate false and misleading statements about the actual terms of the Potential Joint Venture. For instance, the Investor Letter states that:

> Mr. Kiani is pursuing a separation of a newly formed entity that will take Masimo's trademarks, trade secrets and licenses to its IP, thereby risking the creation of a competitor as a result….There is no proper Board oversight process in place, as Mr. Kiani disbanded the Special Committee formed for this purpose.

201. The statements referenced in ¶¶ 198 to 200 are materially false and misleading, as they are a distortion of the truth.

202. In March 2024, a third party with which Masimo management had been engaged in discussions regarding a potential investment in the Company indicated that it would be interested in exploring an acquisition of a majority of the Consumer Products Business. Masimo entered a confidentiality agreement with this third party on March 20, 2024.

203. Following the Board authorizing management to evaluate a separation of the Company's consumer business on March 22, 2024 (separate from the proposed spin-off), the Board was provided with additional information regarding discussions about a Potential Joint Venture on April 25, 2024 ahead of a planned April 30, 2024 Board meeting. According to the Politan Definitive Proxy, on

"April 25, 2024, in advance of the April 30, 2024 Board meeting, Mr. Koffey became aware that Company management was seeking to enter into a binding agreement regarding the sale/joint venture of the Consumer Products Business in June 2024 and therefore prior to the annual meeting, which was proposed for the end of July." Politan Definitive Proxy at 11. To the contrary, Masimo's management team was not seeking a binding joint venture agreement. Instead, and as discussed during this April 30, 2024 Board meeting, Masimo was working on diligence and discussing a potential non-binding term sheet with the third-party joint venture partner, the terms of which were discussed during this meeting. Indeed, that is exactly what happened; Masimo entered a non-binding term sheet weeks later on May 8, 2024.

204. A few business days later, on May 7, 2024, all nonexecutive Board members were asked to sign the same NDA to protect [redacted] request given its concern that the Politan Directors would "disclose [its] name publicly in order to stifle the potential transaction[.]" Koffey and Brennan refused to sign. At no point did Kiani refuse to provide these details, even after Koffey and Brennan refused to sign the NDA. Instead, that same day Kiani asked the Board to meet the next week to further discuss the Potential JV. Koffey *thereafter* sent the Demand, demanding information on the Potential JV, information he was already set to and did receive just a week later.

205. Notwithstanding this refusal, *before Koffey's May 8 Section 220 demand*—Mr. Kiani asked that the Board hold a meeting the following week to review and discuss the Potential Joint Venture, including the terms of the proposed non-binding term sheet, preliminary financial analysis, and proposed next steps.

206. On May 13, 2024, all members of the Board, including Koffey, were provided with the identity of the Potential Joint Venture partner and other materials relating to the Potential Joint Venture, including a non-binding term sheet, a proposed exclusivity agreement for diligence, materials providing preliminary

analysis of the potential Consumer Products Business separation, and a preliminary financial analysis. These materials and the Potential Joint Venture were discussed during the May 16, 2024 Board meeting. During the meeting, Mr. Kiani informed the Board that he would not vote for the Potential Joint Venture before the 2024 Annual Meeting unless the Board was unanimously in support of the potential transaction to avoid litigation.

207. Koffey's statements regarding the proposed terms of the Potential Joint Venture are false and misleading.

208. The Politan Proxy Materials falsely claim that Kiani signed a term sheet with [redacted] "without providing any information to the Board." However, on April 30, Kiani "reviewed the key terms being discussed with the Potential JV Partner, including the Potential JV Partner's valuation of the assets proposed to be contribution by the Company to the joint venture." It was not until May 7 that Masimo entered into a *non-binding* term sheet with [redacted].

209. Likewise, Politan's statement that "on May 16, 2024, the Board was for the first time provided with the name of the joint venture partner" is false. The Board was provided ample information about the JV, including [redacted], on May 13, three days before the May 16 Board meeting.

210. The Politan Proxy Materials further falsely claim that "Kiani intends to be Chairman of the new entity." Again, this is false. [redacted]

211. In addition to the above false and misleading information and omissions, the Politan Proxy Materials omit the Politan Directors and Politan Nominees' plans for the Company and the Potential Joint Venture, including, but not limited to, whether they would continue with negotiations with the Potential Joint Venture partner. These omissions make it impossible for stockholders to make an informed decision on how to vote at the 2024 Annual Meeting.

E. False and Misleading Statements and Omissions Regarding the Comprehensive Information Provided to the Politan Directors

212. The Politan Proxy Materials state that the Politan Directors were never "onboard[ed]," did not receive "basic information," were "denied…access to management," and were excluded from Board meetings. Politan Definitive Proxy at 6-7; *see also* Investment Letter at 2; Politan Investor Presentation at 6.

213. These statements are contradicted by the extensive onboarding briefings and information provided to the Politan Directors, which included thousands of pages of Masimo's historical Board materials and numerous meetings with and routine access to Masimo's management team, independent auditor, and outside advisors. Furthermore, the Politan Directors were invited to, and did attend, all Board and committee meetings since joining the Board. Neither their lack of experience nor desire to win the proxy contest justifies Koffey and Brennan's misrepresentations about their onboarding experience.

214. Koffey claims that once on the Board, the Politan Directors were never provided certain information related to Masimo, including financial information they claimed that they needed to sign off on Masimo's financials and other corporate documents.

215. Politan Definitive Proxy states:

> When the Audit Committee was asked to sign off on the Quarterly Report on Form 10-Q for the second and third quarter of 2023 and first quarter of 2024, Mr. Koffey declined in each case to do so, believing that, despite the numerous requests, ***he had not received sufficient financial and operational information regarding the Company to fully evaluate the information and analysis presented in the report***.

Id at 7.

216. The Politan Definitive Proxy asserts:

> On February 26, 2024, the Board met to discuss and finalize the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2023 (the "2023 Annual Report"). The Company's management team discussed a draft of the 2023 Annual Report with the Board, but following such discussion, ***a majority of the independent directors of the Board were unwilling to sign the 2023 Annual Report until additional information that Board members had repeatedly requested was provided***.
>
> On February 27, 2024, the Board reconvened to discuss the 2023 Annual Report in advance of the filing deadline. In one hour, brief presentations were made by the heads of Finance & Accounting, Cybersecurity, Compliance, Quality, and Supply Chain. This was the first time that the full Board heard from these groups. The 2023 Newly-Elected Directors believed there was insufficient time for questions. At the conclusion of the management presentations, a majority of the Board signed the 2023 Annual Report, ***but the 2023 Newly-Elected Directors remained unwilling to approve the document*** given what they viewed as the extremely abbreviated nature of the presentations on important topics that raised concerns and about which there was not time for discussion or questions.

Id.

217. The Politan Definitive Proxy further claims that:

> The Company's 2023 Annual Report disclosed a $10 million impairment with respect to the Sound United business segment (less than 1% of the purchase price). As a member of the Audit Committee, Mr. Koffey asked to review the impairment analysis multiple times. ***To date, he has never been able to review the Company's impairment analysis and does not know why only $10 million of impairment has been taken***.

Id.

218. The Politan Definitive Proxy also claims that:

> In late 2023, the 2023 Newly-Elected Directors began asking to see a draft budget for FY 2024 so that the Board could review and comment prior to being asked for their

> approval. They were informed that no budget approval was required. The only budget information the 2023 Newly-Elected Directors were ever subsequently given was the same financial guidance provided publicly to the market. No draft or final budget was ever provided to the Board…Following the dramatic decline in sales during the second quarter of 2023, the 2023 Newly-Elected Directors asked to speak with the head of U.S. sales for the Company's professional healthcare business. To date, they have never been able to speak with such executive and therefore have not been able to adequately learn about the discounting and bulk orders whose discontinuation appear to have dramatically impacted sales starting in the second quarter of 2023… Following the dramatic decline in sales in the consumer division, the 2023 Newly-Elected Directors asked to speak with the head of the Company's consumer division. To date, they have never been able to speak with such executive other than to hear him present for approximately half an hour at a February 2024 Board meeting.

Id. at 7-8.

219. The Politan Definitive Proxy then states that:

> From when they first joined the Board and regularly thereafter, the 2023 Newly-Elected Directors asked for information on research and development ("R&D") spending so they could understand how much was being spent on what initiatives. ***To date, they have never received any information on R&D beyond the publicly disclosed consolidated R&D number disclosed in the Company's quarterly reports and 2023 Annual Report***. The 2023 Newly-Elected Directors made similar requests about cost of goods sold and selling, general, and administrative expenses and ***have similarly received no more detailed information than what has been publicly disclosed in the Company's quarterly reports and 2023 Annual Report***.

Id. at 8.

220. Finally, the Politan Definitive Proxy claims that ***"[t]he leadership of the Board refused to provide Ms. Brennan and Mr. Koffey basic information or access to management, repeatedly held meetings of directors excluding them, and refused to even consider allowing any review of any aspect of strategy, product portfolio, cost structure, or capital allocation."*** *Id.* at 15.

221. Politan included these claims on page 2 of the Politan Preliminary Proxy, which states that "Chairman & CEO Joe Kiani refused to give us ***basic information or access to management, repeatedly held meetings excluding [us], and refused to even consider allowing any review of capital allocation or strategy***."

222. The Politan Investor Letter reiterates these same statements, including that:

> The Board does not even see, much less approve, a budget, and information flows to the Board solely at the CEO's discretion. As a result, the Board is uninformed about basic financials as well as material risks such as regulatory inquiries, whistleblower matters and share pledges by the CEO.

Investor Letter at 2.

223. The Investor Letter also claims:

> No procedures exist for information to reach directors. Rather, it is provided solely at Mr. Kiani's discretion. As new directors, our repeated requests for basic information and meetings with senior management were consistently denied even in the wake of the stunning Q2 2023 sales decline…The Board was also effectively not informed of material risks like the DOJ and SEC investigations, [and] the whistleblower lawsuit involving sixteen former employees.

Id. at 3.

224. The Politan Investor Presentation makes these same falsehoods, including that:

- "Board does not even see, much less approve, a budget";
- "information flows to Board solely at the CEO's discretion";
- "Kiani-selected bloc of directors denied any review of any aspect of the business or strategy";
- "the Board is uninformed about basic financials and material risks like DOJ/FDA investigations, SEC investigation, [and] whistleblower lawsuits";
- "Ms. Brennan and Mr. Koffey were…continually denied information, blocked from meeting management, and effectively excluded from Board meetings";
- Mr. Kiani "denied directors' requests to meet with management outside of CEO and CFO";
- Mr. Kiani "denied directors' requests for financial, compliance and regulatory information";
- failed to provide "budget information";
- failed to give any information on "R&D, COGS, or SG&A";
- "Mr. Kiani held an emergency Board meeting where brief ~5-10 minute presentations were made by the heads of Finance & Accounting, Cybersecurity, Compliance, Quality, and Supply Chain – the first time the full Board had heard from these groups. There was essentially no time for questions…"

225. The Second Investor Presentation repeats that the Board received "no information on R&D, COGS, or SG&A beyond public disclosures."

226. Finally, the Brennan Letter asserts that the Board is "essentially kept in the dark" and is not "adequately informed."

227. Politan's characterization of the information the Politan Directors received during their tenure as Board members as laid out in ¶¶ 212 to 226 is materially false and misleading for at least the following reasons:

228. *First*, Koffey claims that he did not receive enough information while on the Audit Committee to sign off on the Quarterly Report on Form 10-Q for the second and third quarter of 2023 and first quarter of 2024. But Koffey fails to acknowledge that, as a member of the Audit Committee, he had access to the Company's independent auditor, Grant Thornton, and had every opportunity to ask questions about the Company's financials during meetings with the auditor. Koffey also fails to acknowledge that in October 2023, Koffey (and the full Board) were provided with an Excel file and financial plans for 2024 through 2033 with a detailed breakdown of Masimo's revenue by major product line, cost of goods sold, gross margin, R&D, SG&A, EBIT, EBIT margin, capital expenditures and working capital for each business (professional healthcare, consumer health and consumer audio).

229. Koffey omits material information from the Politan Proxy Materials—in particular, that he was not denied access to information that would assist him in evaluating the Company's quarterly reports.

230. *Second*, the Politan Proxy Materials omit the chronology of what happened around the time of filing the Company's Annual Report on Form 10-K. The Company's management discussed the draft in detail with the Board, and the majority of the independent directors confirmed that they would sign the 2023 Annual Report. Koffey and Brennan, in contrast, refused to sign until they received additional information.

231. Desiring a unified front, the Company quickly pulled together the requested information. The following day, the heads of Finance & Accounting, Cybersecurity, Compliance, Quality, and Supply Chain made presentations to the Board to address the Politan Directors' concerns. Company representatives asked Koffey if there was other information he would need to sign the 10-K. Koffey responded no, there was no additional information he needed because the

Company had provided everything he asked for. In fact, he encouraged the non-Politan Board members to sign the 10-K. He, however, continued to refuse to sign.

232. *Third*, Koffey claims he has never had the opportunity to review Masimo's impairment analysis, despite being a member of the Audit Committee and having unfettered access to the Company's auditor. In any event, Koffey's claim is simply untrue.

233. *Fourth*, Koffey specifically met with the head of U.S. sales for the Company, Bilal Muhsin, at least twice in July 2023, rendering his claim that he was never able to speak with the head of U.S. sales demonstrably false. Further, Mr. Muhsin presented information to the Board multiple times during Koffey's tenure on the Board, and Koffey did not request follow-up or other information after those presentations. Koffey likewise did not request additional meetings with Mr. Muhsin during his tenure on the Board.

234. Similarly, Masimo's head of the Company's Consumer Products Business made presentations to the Board. Koffey again did not ask for follow-up information, nor did he request an additional meeting with the head of Masimo's Consumer Products Business. Koffey's failure to include these critical details surrounding his so-called failures to meet with key executives at the Company are material omissions that render his statements in the Politan Proxy Materials false or misleading.

235. Indeed, Koffey's access to information proves he knowingly made other false and misleading statements, including about Mr. Kiani's use of the company's private aircraft. In Politan's June 26, 2024 presentation, Politan wrongly claimed that numerous trips by Mr. Kiani were for personal or vacation reasons, when they were in fact work trips. For example, Politan claimed that Mr. Kiani took the aircraft for vacation on an 11-day trip to Anguilla, in the Caribbean, in August 2023, *see* Politan Investor Presentation at 81, when in fact this trip was to the annual summit for fifty of Masimo's top sales representatives. At the same

trip, senior executives held their quarterly business review meeting and met with the sales representatives to solicit their feedback. Politan also claimed that trips in Spain in July 2023 were for vacation, *see id.*, when in fact there was a single trip to Spain which was for the purpose of meeting customers, a business trip that directly led to major sales of wearable products in hospitals. Mr. Kiani paid for all personal flights himself. Indeed, Koffey was on the Audit Committee during the time these trips were reviewed and never once raised a question about any of Mr. Kiani's use of the private jet for these business meetings. These are completely false, made-for-proxy fight allegations.

F. False and Misleading Statements and Omissions Regarding the Board's Oversight of a Potential Whole-Company Sale Process

236. The Politan Proxy Materials state that the Masimo Board delegated authority to management to sell the Company without any further updates to or approval of the Board.

237. Specifically, on Page 6, the Politan Definitive Proxy states that:

> On Saturday, June 24, 2023, the Board met ***to delegate authority to Mr. Kiani to pursue and carry out a sale of the entire Company without any obligation to provide process updates to the Board or to obtain any additional Board approvals to retain financial or other advisors***…The Company Proxy Statement dates this Board decision to after the 2023 Annual Meeting, ***but it occurred beforehand*** without the knowledge or involvement of Ms. Brennan and Mr. Koffey, despite it having at that point been clear that they would almost certainly be elected to the Board in just two days. In fact, ***Ms. Brennan and Mr. Koffey did not even receive a substantive update about the process until the first in-person Board meeting***, which occurred on October 31, 2023—more than four months after Mr. Kiani had started the sale process.

238. The Politan Definitive Proxy also states:

> At no point in 2023 after the June Board meeting ***was the Board ever presented with any strategic options other than a full Company sale***. By late October, ***Mr. Kiani had already engaged financial advisors***, contacted multiple financial sponsors and held multiple discussions in connection with a Company sale. Ultimately in January 2024, ***Mr. Kiani told the full Board that he was unable to find a deal on what he considered to be satisfactory terms***.

Id.

239. The statements referenced in ¶¶ 236 to 238 are false and misleading for a number of reasons.

240. The Board met on Saturday, June 24, 2023, two days before the 2023 Annual Meeting. But contrary to the Politan Proxy Statements, the Board did not delegate to management the authority to carry out a sale of the entire Company, much less the authority to negotiate a sale without any oversight or input from the Board.

241. Instead, as the June 24, 2023 Board meeting minutes recite, the Board made a limited delegation of authority to management to retain and coordinate with a financial advisor in order to explore whether and what strategic options may be available to Masimo. Specifically, the Board minutes state: "[U]pon a motion duly made, the Board resolved that the Company continue its evaluation of strategic transaction opportunities, including a potential sale of the Company or its assets (in whole or in part) and continue to work with Morgan Stanley as a financial advisor to explore and evaluate such options. The Board further delegated authority to management to coordinate with Morgan Stanley on the process for exploring strategic transaction options, including the solicitation of potential third party offers (whether publicly or privately), and authorized management to retain additional financial and other advisors to assist with exploring and pursuing any such options" (emphases added).

242. Nowhere—in these Board minutes or any others—did the Board delegate to management authority to sell Masimo or any of Masimo's assets, much less without Board approval. Koffey is aware of but omitted this fact, as he was provided with these Board minutes for the June 24, 2023 meeting.

243. Further, and contrary to the Politan Proxy Statements, throughout 2023 and into January 2024, Mr. Kiani did not receive any offers, on any terms, for a sale of the Company. Therefore, the Politan Definitive Proxy's assertion that Mr. Kiani told the Board that he was unable to find a deal "on what he considered to be satisfactory terms" is highly misleading if not outright false. ***It was not the case that no deal emerged on "satisfactory terms"; rather, no deal emerged for a whole company sale at all***. Koffey knows this, as the Company's advisors, Morgan Stanley, told the Board details about the sales process.

244. Koffey and Brennan were updated about the sale process promptly after their election to the Board. Koffey began communicating with the Company's lead banker at Morgan Stanley on July 11, 2023, just two weeks after he joined the Board. On August 1, 2023, Koffey and Brennan had a one-hour Zoom call with the banker in which the banker brought them up to speed on the sale process. Management was aware that Morgan Stanley was briefing the new directors.

245. It is also not true that the Politan Directors did not "receive a substantive update" before October 31, 2023. Instead, Koffey and Brennan connected with the Company's lead banker, John Collins, on July 13, 2023—less than three weeks after they joined the Board. On August 1, 2023, Collins met with the Politan Directors for an hour over Zoom to orient on the strategic alternative review process, which included a potential sale of the whole Company, and answer any questions.

246. The statement that Mr. Kiani had engaged multiple financial advisors is highly misleading. Masimo itself, not Mr. Kiani personally, engaged the Company's financial advisors, under the Board's purview.

247. Finally, the Politan Proxy Materials are misleading because they omit key information regarding Politan's plans for Masimo, should it be successful in the proxy contest. In particular, neither Politan nor Koffey have said anything about their plans for the Company if they were to gain control of the Board without paying any control premium, including their plans for a sale of either all or part of the Company.

VII. POLITAN'S AMENDED NOMINATION NOTICE IS INVALID

248. A nomination notice, submitted by Politan or anyone else, must comply with Masimo's Bylaws. Specifically, the Bylaws require that "[n]ominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders … by any stockholder of record of the Corporation (the 'Record Stockholder') at the time of the giving of the notice provided for in Section 1(3) of this Article I who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 1." Bylaws Art. I, § 1(2).

249. According to Section (1)(3) of Article I, "[f]or nominations or business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (c) of Section 1(2) of this Article I, (a) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation … and (c) the Record Stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement (as defined in clause (c)(iv) of Section 1(4) of this Article I) required by these Bylaws." Bylaws Art. I, § 1(3).

250. According to Section 1(4)(a) of this Article I, "[s]uch Record Stockholder's notice shall set forth: (a) if such notice pertains to the nomination of directors, as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act, and such person's written consent to serve as a director if elected…." Bylaws Art. I, § 1(4)(a).

251. Under the Bylaws, "[t]he chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded." Bylaws Art. I, § 1(4)(c)(v).

252. The Amended Nomination Notice omits to disclose material facts in violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9: namely, that Koffey, Politan's managing Partner and Chief Investment Officer, has been secretly collaborating with certain plaintiffs' lawyers in litigation *against Masimo's Board*, jeopardizing Masimo's position in related litigation in a blatant breach of his duty of loyalty and other fiduciary obligations to Masimo and its stockholders.

253. By violating Section 14(a) of the Exchange Act as alleged in herein, the Amended Nomination Notice does not comply with and violates Masimo's Bylaws.

254. Given the Amended Nomination Notice does not comport with the Bylaws requirements, the Chairman has the authority to declare that the

Nomination "shall not be presented for stockholder action at the meeting and shall be disregarded." Bylaws Art. I, § 1(4)(c)(v).

VIII. IRREPARABLE HARM AND INADEQUATE REMEDIES AT LAW

255. Due to Defendants' violations of Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and Masimo's Bylaws, Masimo and its stockholders have been, and will continue to be, irreparably harmed in the following respects:

256. Masimo stockholders are being deprived of the opportunity to meaningfully evaluate Politan's integrity, track record, or proposals for changes to be made at Masimo in advance of the 2024 Annual Meeting;

257. Masimo stockholders are being misled regarding the Company's ongoing initiatives and current Board constitution;

258. Masimo stockholders may vote their proxies at the Annual Meeting based upon the false and misleading information contained in the Politan Proxy Materials;

259. Politan may gain majority control of the Board and Masimo on false pretenses and without providing Masimo stockholders with a control premium;

260. Koffey and Brennan are not working to achieve the most value-maximizing deal for the sale of the Consumer Business;

261. Koffey's connections to confidential witnesses in lawsuits that Masimo and the Board are defending—including a witnesses who specifically told Politan that channel stuffing had not occurred at Masimo—jeopardizes Masimo's defense, and causes financial harm to the Company;

262. Glass Lewis and ISS have already recommended Masimo stockholders vote their proxies in favor of the Politan slate, citing Defendants' lies as the truth;

263. Any votes cast upon the basis of the false and misleading Politan Proxy Materials may not be undone and post-vote relief may not be available or adequate;

264. More than 280 Masimo engineers recently threatened to leave Masimo "if Joe Kiani is replaced by Quentin Koffey and Politan Capital"; and

265. The false and misleading Politan Proxy Materials will create confusion, diminish stockholder trust in the notions of fair play.

266. In light of Defendants' previous and ongoing material misrepresentations and omissions, on information and belief, Defendants will continue to disseminate false and misleading information to stockholders in advance of the 2024 Annual Meeting.

267. Allowing Defendants to continue disseminating false and misleading information, upon which stockholders may rely, would result in uninformed stockholder votes that cannot be unscrambled and for which no adequate remedy is available at law.

IX. DEFENDANTS' ACTIONS DEPRESS STOCK AND WASTE RESOURCES

268. Even before the uninformed stockholder votes, Defendants' violations of Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and Masimo's Bylaws as well as the breach of their fiduciary duties have already had real world consequences.

269. Masimo's stock price was $189.14 on April 28, 2023 before Politan and Koffey started their first proxy campaign. When that first campaign ended, Masimo's stock was down $26.38, or nearly 14%, costing Masimo stockholders millions in value.

270. And when Defendants started their second proxy fight, the stock dropped another 9% in a single day and has continued to plummet as a result of

Defendants' constant lies and attacks, now down to 37% since the start of this latest proxy battle.

271. In addition, Masimo has had to expend significant resources defending against the various false and misleading claims contained in the Politan Proxy Materials.

X. COUNT ONE

(Violation of Section 14(a) of the Exchange Act (15 U.S.C. § 78n) and SEC Rule 14a-3 (17 CFR § 240.14a-3), 14a-9 (17 C.F.R. § 240.14a-9), 14a-12 (17 C.F.R. § 240.14a-12), and 14a-101 (17 C.F.R. § 240.14a-101))

(Against All Defendants)

272. Plaintiff repeats and realleges the above allegations as if fully set forth herein.

273. Section 14(a) of the Exchange Act provides that it shall be unlawful for any person to solicit any proxy in violation of SEC rules or permit his name to be used in connection with such a solicitation. 15 U.S.C. § 78n.

274. Rule 14a-3 under the Exchange Act, 17 CFR § 240.14a-3, prohibits making a solicitation "unless each person solicited is concurrently furnished or has previously been furnished with" certain information.

275. Rule 14a-9 under the Exchange Act, 17 C.F.R. § 240.14a-9, prohibits making a solicitation "by means of any . . . communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading."

276. Rule 14a-12 provides that a solicitation may be made before furnishing a proxy statement if each written communication includes the identity of the participants in the solicitation and "a description of their direct or indirect interests, by security holdings or otherwise, or a prominent legend in clear, plain

language advising security holders where they can obtain that information." 17 C.F.R. § 240.14a-12.

277. Item 5(b) of Rule 14a-101 provides that if a solicitation is subject to Rule 14a-12(c), the Schedule 14A must include information about "each participant" in the solicitation, including, among other things, "the name and business address of the participant," and "any substantial interest, direct or indirect, by security holdings or otherwise, of each participant . . . in any matter to be acted upon at the meeting." A "participant" includes "[a]ny person who finances or joins with another to finance the solicitation of proxies, except persons who contribute not more than $500 and who are not otherwise participants," and "[a]ny person who lends money or furnishes credit or enters into any other arrangements, pursuant to any contract or understanding with a participant, for the purpose of financing or otherwise inducing the purchase, sale, holding or voting of securities of the registrant by any participant or other persons, in support of or in opposition to a participant." 17 C.F.R. § 240.14a-101.

278. As alleged herein, Defendants violated Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including Rules 14a-3, 14a-9, 14a-12, and 14a-101 because Defendants filed false and misleading proxy materials, including but not limited to Politan Proxy Materials, or permitted their names to be used in connection with such Politan Proxy Materials. Defendants further failed to disclose material information necessary to make the statements made in the Politan Proxy Materials not misleading in light of the circumstances under which they were made. Defendants also failed to provide information required by Rule 14a-3.

279. Among other false and misleading statements misrepresentations and material omissions, the Politan Proxy Materials contain false and misleading statements about and omit details regarding:

- Politan recruiting former Masimo employees to privately discuss the Company's performance in the second quarter of 2023, at least some of whom became confidential witnesses in the securities and derivative lawsuits, without informing the non-Politan Directors or anyone at Masimo about those conversations;
- The names of and other required information about all participants in Politan's proxy solicitation;
- Koffey's proposed terms for a potential spin-off transaction and the Politan Directors' manipulation of the Special Committee;
- the Potential Joint Venture between Masimo and the Potential Joint Venture Partner, as well as Koffey's objections to it;
- the comprehensive information provided to the Politan Directors, both during their onboarding and during their tenure on the Board, including as to how that information relates to the Politan Directors' refusal to sign any of the Company's quarterly or annual reports since joining the Board; and
- the Board's oversight of a potential whole-company sale process;
- Politan's incomplete Schedule 13D, which omitted material information;
- the Potential Joint Venture between Masimo, as well as Koffey's objections to it.

280. The Politan Proxy Materials were prepared, reviewed, and disseminated by Defendants.

281. The Politan Proxy Materials are an essential link in Defendants' effort to replace certain members on the Masimo's Board with the Politan Nominees.

282. By reason of the foregoing, Defendants have violated Section 14(a) and the rules and regulations promulgated thereunder, including Rules 14a-3, 14a-9, 14a-12, and 14a-101.

283. Because of the false and misleading statements and material omissions in the Politan Proxy Materials, Masimo and its stockholders are threatened with irreparable harm. There is no adequate remedy at law for such irreparable harm.

XI. COUNT TWO

(Violation of Section 13(d) of the Exchange Act (15 U.S.C. § 78n))

(Against Politan)

284. Plaintiff repeats and realleges the above allegations as if fully set forth herein.

285. Section 13(d) of the Exchange Act provides that "if any part of the purchase price is or will be represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the securities, a description of the transaction and the names of the parties thereto" must be disclosed. 15 U.S.C. § 78m.

286. Politan's Schedule 13D filings do not comply with Item 3 by failing to disclose that they raised funds for the direct purpose of investing in and taking control of Masimo.

287. Politan's 13D filings do not comply with Item 4 by failing to inform investors of Politan's intent to change the directors on the Board and ultimately take control of Masimo to change management.

288. Finally, Politan's Schedule 13D Filings fail to comply with Item 6 by not disclosing how it solicited funds from current and potential investors for the express purpose of investing in Masimo.

XII. COUNT THREE

(Breach of Fiduciary Duty of Loyalty)

(Against Quentin Koffey and Michelle Brennan)

289. Plaintiff repeats and realleges the above allegations as if fully set forth herein.

290. As a director of Masimo, Koffey and Brennan's fiduciary duty of loyalty, which includes a duty of disclosure, candor, and good faith when requesting stockholder action.

291. As further detailed herein, Koffey and Brennan breached their duties by repeatedly providing false or misleading information, and omitting material facts, to stockholders through the Politan Proxy Materials, which solicit stockholder action at the Company's upcoming annual meeting and director election.

292. Among other false and misleading statements misrepresentations and material omissions, the Politan Proxy Materials contain false and misleading statements about and omit details regarding:

- Politan Directors' supposed commitment to acting in the best interests of stockholders and maximizing stockholder value;
- Koffey's proposed terms for a potential spin-off transaction and the Politan Directors' manipulation of the Special Committee;
- the Potential Joint Venture between Masimo and the Potential Joint Venture Partner, as well as Koffey's objections to it;
- the comprehensive information provided to the Politan Directors, both during their onboarding and during their tenure on the Board, including as to how that information relates to the Politan Directors' refusal to sign any of the Company's quarterly or annual reports since joining the Board; and
- the Board's oversight of a potential whole-company sale process.

293. In addition, Koffey and Brennan owed a duty of loyalty that requires them to act on a disinterested and independent basis, in good faith, with an honest belief that the action is in the best interests of Masimo and its stockholders.

294. The Politan Directors breached this fiduciary duty by repeatedly putting Politan and their interests ahead of those of Masimo. Specifically, Koffey and Brennan took repeated steps to try to ensure that Politan would win this second proxy fight while sacrificing Masimo's interest and shareholder value.

295. Among other self-interested actions, the following constitute breaches of their fiduciary duty of loyalty:

- Koffey effected his self-interested scheme to interview former Masimo employees—some of whom later appeared as Confidential Witnesses in the Derivative Action complaint--without telling his fellow directors or anyone at Masimo, all to better position himself in his second proxy fight;
- Koffey puts his own interests above those of Masimo when he sabotaged the very spin-off deal he proposed for Masimo's Consumer Products Business;
- Koffey interfered with the potentially value-maximizing Potential Joint Venture by refusing to consider or support the Potential Joint Venture until after the annual meeting, presumably to prevent Masimo from negotiating a favorable deal that might harm the Politan election changes; and
- Koffey and Brennan consciously disregarded their responsibility to fulfill their duties as a director, including by abstaining from critical votes and refusing, without basis, to sign Masimo financial statements, among other things.

296. Plaintiff has no adequate remedy at law.

XIII. COUNT FOUR

(Breach of Fiduciary Duty of Care)

(Against Quentin Koffey and Michelle Brennan)

297. Plaintiff repeats and realleges the above allegations as if fully set forth herein.

298. As directors of Masimo, Koffey and Brennan each have a fiduciary duty of care, which requires directors to perform their functions in good faith and in a manner that they reasonably believe to be in the best interests of the corporation.

299. The Politan Directors breached this fiduciary duty by repeatedly putting Politan and their interests ahead of those of Masimo. Specifically, Koffey and Brennan took repeated steps to try to ensure that Politan would win this second proxy fight while sacrificing Masimo's interest and shareholder value.

300. Among other self-interested actions, the following constitute breaches of their fiduciary duty of care:

- Koffey effected his self-interested scheme to interview Masimo former employees that later became confidential witnesses in the Derivative Action in order to better position himself in his second proxy fight. These actions raised the risk that confidential information could be used against Masimo in the Securities Class Action and harmed Masimo's and stockholders' interests;
- Koffey puts his own interests above those of Masimo when he sabotaged the very spin-off deal he proposed for Masimo's Consumer Products Business;
- Koffey interfered with the potentially value-maximizing Potential Joint Venture by refusing to consider or support the Potential Joint Venture until after the annual meeting, presumably to prevent Masimo

from negotiating a favorable deal that might harm the Politan election changes; and

- Koffey and Brennan consciously disregarded their responsibility to fulfill their duties as a director, including by abstaining from critical votes and refusing, without basis, to sign Masimo financial statements, among other things.

301. Plaintiff has no adequate remedy at law.

XIV. COUNT FIVE

(Breach of Contract – Breach of Company Bylaws – Deficient Notice for Failure to Furnish Information Required by Exchange Act Section 14(a))

(Against Politan Funds)

302. Plaintiff repeats and realleges the above allegations as if fully set forth herein.

303. The Bylaws constitute a valid and enforceable contract between the Company and its stockholders.

304. The requirements contained in the Bylaws are unambiguous and valid under Delaware law.

305. According to the Bylaws, "[n]ominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders … by any stockholder of record of the Corporation (the "Record Stockholder") at the time of the giving of the notice provided for in Section 1(3) of this Article I who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 1." Bylaws Art. I, § 1(2).

306. According to Section (1)(3) of Article I, "[f]or nominations or business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (c) of Section 1(2) of this Article I, (a) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the

Corporation … and (c) the Record Stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement (as defined in clause (c)(iv) of Section 1(4) of this Article I) required by these Bylaws." Bylaws Art. I, § 1(3).

307. According to Section 1(4)(a) of this Article I, "[s]uch Record Stockholder's notice shall set forth: (a) if such notice pertains to the nomination of directors, as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person's written consent to serve as a director if elected…" Bylaws Art. I, § 1(4)(a).

308. Under the Bylaws, "[t]he chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded." Bylaws Art. I, § 1(4)(c)(v).

309. The Amended Nomination Notice omits material facts in violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9. Among other facts, the Amended Nomination Notice fails to disclose:

- Koffey, Politan's managing Partner and Chief Investment Officer's, secret collaboration with certain plaintiffs' lawyers in litigation *against Masimo's Board*, jeopardizing Masimo's position in related litigation in a blatant breach of his duty of loyalty and other fiduciary obligations to Masimo stockholders.

- Koffey's proposed terms for a potential spin-off transaction and the Politan Directors' manipulation of the Special Committee;
- the Potential Joint Venture between Masimo and the Potential Joint Venture Partner, as well as Koffey's objections to it;
- Both Politan Directors' comprehensive onboarding process, and refusal to sign any of the Company's quarterly or annual reports since joining the Board; and
- the Board's oversight of a potential whole-company sale process.

310. By violating Section 14(a) of the Exchange Act as alleged in herein, the Amended Nomination Notice does not comply with and violates Masimo's Bylaws.

311. Given the violation of the Bylaws, the Chairman has the authority under the Bylaws to declare that such "nomination shall not be presented for stockholder action at the meeting and shall be disregarded." Bylaws Art. I, § 1(4)(c)(v).

312. Because the Amended Nomination Notice is invalid, Masimo and its stockholders are threatened with irreparable harm. There is no adequate remedy at law for such irreparable harm.

XV. PRAYER FOR RELIEF

WHEREFORE, Plaintiff respectfully requests that the Court enter judgment against Defendants as follows:

a. Declaring that the Politan Proxy Materials on Schedule 14A and all amendments thereto violate Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including Rules 14a-3, 14a-9, 14a-12 and 14a-101, and that they therefore are void;

b. Declaring that the beneficial ownership reports on Schedule 13D and all amendments thereto violate Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and that they therefore are void;

c. Declaring that the Amended Nomination Notice does not comply with Masimo's Bylaws;

d. Enjoining Defendants from voting any proxies received by means of the misleading Politan Proxy Materials;

e. Issuing an injunction invalidating any proxies Defendants or other persons acting in concert with them obtained pursuant to the misleading Politan Proxy Materials;

f. Issuing an injunction requiring Defendants to correct their material misstatements and omissions, and to furnish accurate disclosures required by law, before Masimo's 2024 Annual Meeting;

g. Awarding Plaintiff costs and fees in this action, including reasonable expert and attorneys' fees; and

h. Granting such other relief as this Court may deem just and proper.

XVI. JURY DEMAND

Pursuant to Rule 38 of the Federal Rules of Civil Procedure and Civil Local Rule 38-1, Plaintiff hereby demands a trial by jury.

Dated: August 26, 2024

Respectfully submitted,

LATHAM & WATKINS LLP

By */s/Michele D. Johnson*

Michele D. Johnson (SBN 198298)
Jordan D. Cook (SBN 293394)
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
T: (714) 540-1235
F: (714) 755-8290
michele.johnson@lw.com
jordan.cook@lw.com

Colleen C. Smith (SBN 231216)
12670 High Bluff Drive
San Diego, California 92130
T: (858) 523-5400
F: (858) 523-5450
colleen.smith@lw.com

Matthew Rawlinson (SBN 231890)
140 Scott Drive
Menlo Park, CA 94025
T: (650) 328-4600
F: (650) 463-2600
matt.rawlinson@lw.com

Robert J. Ellison (SBN 274374)
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90071
T: (213) 485-1234
F: (213) 891-8763
robert.ellison@lw.com

Kathryn George (*Pro Hac Vice*)
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
T: (312) 876-7700
F: (312) 993-9767
katie.george@lw.com

Attorneys for Plaintiff Masimo Corporation